As filed with the Securities and Exchange Commission on April 30, 1999
                                                      Registration No. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             REGISTRATION STATEMENT
                                  ON FORM SB-2
                        UNDER THE SECURITIES ACT OF 1933

                         SALIVA DIAGNOSTIC SYSTEMS, INC.
--------------------------------------------------------------------------------
          (Name of Small Business Issuer as Specified in its Charter)

                                    Delaware
--------------------------------------------------------------------------------
                            (State of Incorporation)

                                      3841
--------------------------------------------------------------------------------
            (Primary Standard Industrial Classification Code Number)

                                   91-154-9305
--------------------------------------------------------------------------------
                     (I.R.S. Employer Identification Number)

                              11719 NE 95th Street
                           Vancouver, Washington 98682
                                 (360) 696-4800
--------------------------------------------------------------------------------
    (Address and telephone number of registrant's principal executive office)
                        and principal place of business)

                         Kenneth J. McLachlan, President
                         Saliva Diagnostic Systems, Inc.
                              11719 NE 95th Street
                           Vancouver, Washington 98682
                                 (360) 696-4800
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                  Please send a copy of all communications to:

                                  LaDawn Naegle
                                 Bryan Cave LLP
                              700 13th Street, N.W.
                              Washington, DC 20005
                                 (202) 508-6046

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

         If this form is registering additional securities pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
                                          Proposed           Proposed
Title of each                             maximum            maximum
class of securities    Amount to be       offering price     aggregate          Amount of
to be registered       registered         per unit (1)       offering price     registration fee
------------------------------------------------------------------------------------------------
Common Stock,
par value $.01       1,500,000 shares       $0.44              $660,000            $183.48
per share
------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based upon the last sale price of the common stock on April 27, 1999, as reported on the OTC Bulletin Board.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine. .
================================================================================

                                   PROSPECTUS

                         SALIVA DIAGNOSTIC SYSTEMS, INC.

                        1,500,000 Shares of Common Stock

         The 1,500,000 shares of common stock are being offered for resale by a selling shareholder who acquired his shares in a private placement of our common stock. We will not receive any of the proceeds from the sale of the shares by the selling shareholder.


         Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol SALV.


         Investing in the shares involves a high degree of risk. You should only purchase the shares if you can afford losing your entire investment. See "Risk Factors" beginning on page 4.


         Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                           Price to Public(1)         Proceeds to Selling Shareholder(1) (2)
                                           ------------------         --------------------------------------
Per share of common stock                  $0.44                      $0.44

Total (3)                                  $660,000                   $660,000

(1) Estimated based upon the last sale price of the common stock on April 27, 1999, as reported on the OTC Bulletin Board.
(2) Excludes expenses of the offering. See "Plan of Distribution."
(3) Assumes all 1,500,000 shares will be sold in this offering.

                  The date of this Prospectus is June __, 1999

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and financial statements and related notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements. The outcome of events described in these forward-looking statements is subject to risks, and actual results could differ materially. The sections entitled "Risk Factors," "Management's Discussion and Analysis or Plan of Operation," and "Business" contain discussions of some of the factors that could contribute to these differences.

                                    Business

         Saliva Diagnostic Systems, Inc. is a Delaware corporation primarily engaged in the development, manufacturing and marketing of rapid in-vitro assays for use in the detection of infectious diseases and other conditions, and medical specimen collection devices. In our limited operating history, we have incurred significant operating losses, resulting in an accumulated deficit of $34,508,780 at December 31, 1998 and additional operating losses to date. Our business is dependent upon our efforts to raise substantial additional capital to finance future operations. There can be no assurance that we will obtain additional capital.

         We have two categories of products: rapid antibody immunoassays and medical specimen collection devices. We have developed four rapid tests for the detection of antibodies to selected pathogens, such as HIV and H.pylori, a bacterium linked to peptic ulcers and gastric cancer. We have developed three HIV rapid tests, Sero-Strip HIV, Hema-Strip HIV and Saliva-Strip HIV, and one
H. pylori rapid test, Stat-Simple. Our rapid tests are designed to require only a few simple steps to use and to provide results in minutes. We are also co-developing rapid tests for hepatitis C and malaria. See "Business -- Products."

         We have begun production and marketing of two medical specimen collection devices. OmnioSAL uses saliva as a diagnostic tool to detect the presence of HIV, other infectious diseases and tobacco use. Omni-SAL is marketed in the U.S under the name Saliva-Sampler(R). Omni-Swab, a serrated cotton swab with an ejectable head, can be used to collect various body fluids and cells, primarily for the purposes of DNA identification. See "Business -- Products."

         We are currently marketing our medical specimen collection devices (Omni-SAL, Saliva-Sampler and Omni-Swab) both in the U.S. and overseas. We are currently marketing two of our three HIV rapid tests (Sero-Strip HIV and Hema-Strip HIV) outside the U.S. Stat-Simple, Omni-Swab and Saliva-Sampler
(for collection purposes) have been cleared by the FDA for marketing in the U.S. Our HIV rapid tests and Omni-SAL are not yet approved for marketing in the U.S. Prior to marketing and distribution of our rapid tests in the U.S., we must obtain premarket approvals from the FDA in order to complete a major clinical trial. Financing a trial will require significant cash reserves or strategic alliances, which may not be obtained on favorable terms or at all. See "Business
- Marketing, Sales and Distribution."

         Our company was incorporated in California in 1986 as E&J Systems, Inc. In January 1992, we merged with and into a Delaware corporation and changed our name to Saliva Diagnostic Systems, Inc. We completed an initial public offering of our common stock in March 1993. Unless otherwise indicated, all references to us and our company include Saliva Diagnostic Systems, Inc. and its wholly owned subsidiaries.

                                  The Offering

Securities Offered        1,500,000 shares of common stock

Risk Factors              Investing  in the shares  involves  a high  degree of
                          risk. You should only purchase the shares if you can afford the loss of your entire investment. See
                          "Risk Factors."

                          Summary Financial Information

         The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.

                               Balance Sheet Data
                               ------------------

                                                  Year Ended            Year Ended
                                               December 31, 1998     December 31, 1997
                                               ---------------------------------------
Total assets                                   $   860,519             $ 1,639,077
Total liabilities                              $ 2,246,290             $ 2,314,753
Shareholders' equity (1)                       $(1,385,871)            $  (675,676)
                              Income Statement Data
                              ---------------------

                                                  Year Ended              Year Ended
                                               December 31, 1998       December 31, 1997
                                               -----------------------------------------
Total revenues                                 $   907,957             $ 1,422,296
Net loss                                       $(4,676,987)            $(6,612,212)
Basic and diluted net loss per share           $     (1.47)            $     (2.66)
Shares used in per share calculations (1)        3,997,768               2,489,490

(1) On August 3, 1998, all of our outstanding common stock was reverse split at a ratio of one-to-ten. Share amounts and values in the financial statements for the year ended December 31, 1998 reflect the reverse stock split.

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk, including, but not limited to, the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting our business and this offering before making an investment decision.

We Have a History of Losses and May Not Be Profitable. We have lost money since our inception, and our accumulated deficit was $34,508,780 at December 31, 1998. We have incurred additional operating losses through the date of this prospectus and expect losses to continue for the foreseeable future. We have generated limited revenues from sales of our medical specimen collectors and have had no significant sales of our rapid tests. We may never generate substantial revenues from sales of our products. Our independent certified public accountants have stated that our significant operating losses and significant capital requirements raise substantial doubt about our ability to continue as a going concern. See "Management's Discussion and Analysis or Plan of Operation" and
Note 2 of Notes to Consolidated Financial Statements.

Our Capital Requirements Are Significant and We Will Need Additional Financing in 1999. We depend on private placements of our debt and equity securities for capital and will require additional financing to continue our operations through 1999. We may not be able to obtain this financing on commercially reasonable terms or at all. If we are not able to obtain financing, our operations will suffer significantly. Additional equity financing may involve substantial dilution to our shareholders. See "Management's Discussion and Analysis or Plan of Operation -- Liquidity and Capital Resources."

There Are a Judgment and Pending Lawsuits Against Us. In March 1999, a judgment was entered against us in a lawsuit filed by Luc Hardy, a former director and officer, for approximately $1,675,000. We have entered into a settlement agreement with Mr. Hardy that has required us to issue the 1,500,000 shares of common stock that are covered by this prospectus and pay approximately $290,000 in cash over a two-year period to Mr. Hardy. Mr. Hardy has agreed file a release and satisfaction of the judgment with the court upon our issuance of the shares of common stock, filing of the registration statement of which this prospectus forms a part by April 30, 1999 and payment of $50,000 by June 24, 1999. If we do not satisfy the conditions, or if Mr. Hardy does not file the release and satisfaction, our business, operations and financial condition will suffer substantially. We are also the subject of a pending lawsuit by Ronald Lealos, a former president and chief executive officer, which seeks damages of more than $1,000,000. We are also the subject of arbitration proceedings with Fremont Novo Sciences, LLC, the former distributor of our products in India, which seeks a declaration that we wrongfully terminated the distribution agreement and seeks damages in an amount to be determined, including lost profits. A decision against us in the pending lawsuit or arbitration will have a substantially negative effect on our financial condition. See "Business -- Legal Proceedings."

We Depend on a Small Number of Customers Who May Stop Purchasing Our Products. Sales to two customers accounted for approximately 42% of our total sales in 1998, and sales to one customer accounted for approximately 17% of total sales in 1997. Lost sales to any of our major customers would substantially harm our financial condition and results of operations. Our existing customers may not continue to purchase our products, and we may not find additional customers. Even if our existing customers continue to purchase our products, they may not agree to do so on commercially reasonable terms.

One Shareholder May Control Our Business. Upon purchase and conversion of all shares of 1998-B Preferred Stock that Biscount Overseas Limited owns and has committed to purchase, and exercise of all warrants held by Biscount, Biscount would own approximately 38% of our outstanding common stock. Moreover, if the market price of the Common Stock at the time of conversion of the 1998-B preferred stock is less than the market price of the common stock as of the date of this prospectus, Biscount will be entitled to receive additional shares. The percentage of the outstanding shares of our common stock which Biscount is entitled to receive is sufficient to elect all of our Directors, determine the outcome of most corporate actions requiring shareholder approval, and otherwise control our business. This control may preclude any unsolicited acquisition of our business and consequently adversely affect the market price of the common stock. See "--Possible Effect on Market Price of Common Stock" and "Security Ownership of Certain Beneficial Owners and Management."

Stockholders May Not Be Able to Sell Their Stock. Our securities are currently trading in the over-the-counter market on the OTC Bulletin Board and in the so-called pink sheets. An investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities. In addition, our securities are currently considered penny stock and are subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities. As a result, broker-dealers may not be able or willing to sell our securities in the secondary market. See "Market for Common Equity and Related Stockholder Matters."

The Market Price of Our Common Stock May Decline Upon Sales of Our Outstanding Securities. As of the date of this prospectus, 8,113,544 shares of our common stock are issued and outstanding. If all outstanding options, warrants, convertible preferred stock and commitments to issue convertible preferred stock were exercised and converted, there would be approximately 12,211,716 shares of common stock issued and outstanding (assuming conversion of preferred stock based on the market price of common stock on the date of this prospectus). Of these, we have agreed to register approximately 8,000,000 shares (including the shares offered by this prospectus) for resale. The number of shares of common stock issuable upon conversion of 1998-B Preferred Stock and eligible for resale is essentially unlimited because a greater number of shares will be issued as the market price of the common stock declines. The sale or availability for sale of this or a greater number of shares of common stock in the public market may cause the market price of our common stock to decline.

We May Not Be Able to Obtain Capital Financing Due to Outstanding Securities. Because we have significant outstanding options, warrants and convertible securities, we may not be able to obtain additional capital financing on favorable terms or at all. Holders of outstanding options, warrants and convertible securities can be expected to exercise or convert them at a time when we would, in all likelihood, be able to obtain capital on more favorable terms than the exercise terms of the outstanding securities. Exercises or conversions by holders of those securities at that time will result in our being less likely to obtain additional equity capital. See "The Market Price of Our Common Stock May Decline Upon Sales of Our Outstanding Securities."

Stockholders Will Experience Substantial Dilution in the Net Tangible Book Value of Their Common Stock. Our stockholders will incur immediate and potentially substantial dilution in net tangible book value per share of common stock upon the exercise of outstanding options and warrants and the conversion of outstanding convertible preferred stock. The number of shares of common stock issuable upon conversion of outstanding convertible preferred stock is essentially unlimited because a greater number of shares will be issued as the market price of the common stock declines. In addition, we will also be required to issue additional shares of common stock or securities convertible into common stock in 1999 in order to obtain additional financing for our operations. The issuance of these securities will have the effect of increasing dilution to investors in the shares of common stock offered by this prospectus.

Our Products May Not Be Commercially Successful Because Intended Purchasers May Not Accept Them. Even if our products are approved by regulatory authorities, they may not be commercially successful. Political and social factors may create impediments to the use of rapid tests and reduce our ability to sell our products successfully. These factors include whether rapid tests for antibodies such as HIV should be conducted without trained specialists and whether rapid tests in nontraditional testing environments will lead to invasions of privacy.

We May Not Be Able to Fully Develop Our Products. Before all of our products will be available for commercial sale, we must complete development, test, evaluate, obtain regulatory approvals and achieve sufficient production levels of the products. We may not be able to obtain the financing necessary to continue development of our products, which would require us to abandon or substantially change our products. Our inability to successfully complete development, particularly products for which we have made significant capital expenditures, could have a substantially negative effect on our business and financial condition.

We May Not Be Able to Obtain or Maintain Regulatory Approvals for Our Products. The process of obtaining and maintaining regulatory approvals for rapid tests and medical specimen collectors can be lengthy, expensive and uncertain. The development and testing of most of our products are subject to extensive and rigorous regulation by numerous governmental authorities in the U.S. and in other countries where we want to sell our products, which can be particularly burdensome for HIV products. The manufacturing, distribution and marketing of these products are also subject to extensive regulation. We may not receive any new product approvals, and any new product approvals we do receive could include significant restrictions on the use or marketing of our products. Our failure to obtain required regulatory approvals for products not yet approved will prevent us from generating revenues from those products. A costly major clinical trial will be required in order for our HIV products to be cleared for marketing in the U.S. Financing such a trial will require significant cash reserves or the development of strategic alliances. There can be no assurance that we will be able to obtain such financing or that such financing, if obtained, will result in FDA approval of our HIV products. See "Business -- Regulation."

We Rely on Third Parties to Market and Distribute Our Products and Those Third Parties May Not Perform. Achieving market acceptance of our products will require substantial marketing and distribution efforts. We do not have the financial or other resources to undertake necessary marketing and distribution activities ourselves. We have entered into agreements with third parties to perform these activities for us and depend in part on the efforts of these third parties for the commercial success of our products. We may not be able, for financial or other reasons, to develop or maintain third party marketing or distribution arrangements. Even if those arrangements are established, they may not be on favorable terms and may not result in successful commercialization of our products. See "Business -- Marketing, Sales and Distribution."

We Depend on Third Parties to Manufacture Our Products and Those Third Parties May Not Perform. We depend upon third parties to manufacture all of our products. We do not have sufficient resources or facilities to manufacture our products ourselves. We are currently seeking to arrange with a third-party for the manufacture of Sero-Strip and Hema-Strip, which we are assembling in our Vancouver facility until an arrangement is made. We may not be able, for financial or other reasons, to develop or maintain relationships with manufacturers on favorable terms or at all. See "Business -- Manufacturing and Supply."

We Depend Upon Third Parties to Supply Components for Our Products and Those Third Parties May Not Continue to Supply. Certain components for our products that are available from a limited number of suppliers. There can be no assurance that we will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of these components. If we can not enter into agreements or otherwise arrange for adequate or timely supplies of components, we will not be able to manufacture our products. See "Business -- Manufacturing and Supply."

We Depend on Qualified Management and Scientific Personnel Who May Not Remain With Us. Our success will be largely dependent on the personal efforts of Kenneth J. McLachlan, President and Chief Executive Officer, Stefan Paskell, Executive Vice President, and other key management and scientific personnel. We do not maintain key person life insurance. The loss of Mr. McLachlan's or Mr. Paskell's services or the services of other key management or scientific personnel could have an adverse effect on our business.

We May Not Have Adequate Patent and Other Intellectual Property Protection. There can be no assurance that any patents we have applied for will be obtained, that any of our existing or future patents will adequately protect our technology from competition, or that we will have adequate resources to enforce our existing or future patents. In addition, the patent laws of foreign countries where we intend to sell our products may not provide the same patent protection as the U.S. laws. Other companies may independently develop equivalent or superior products and technologies and may obtain patent or similar rights with respect thereto. Although we believe that our products and technologies do not infringe on the patents of others, we can not be certain. Our failure to obtain adequate patent protection, illegal use by others of our patents, or our infringement on the patents of others may have an adverse effect on our business, financial condition and operating results. See "Business -- Intellectual Property."

We May Not Successfully Compete With Other Biotechnology Companies. We compete with other biotechnology companies in the saliva- and blood-based collection and diagnostic testing market for funding, strategic partners and access to third-party suppliers, manufacturers and distributors. Many of these companies are more established and have substantially greater financial, marketing, sales, distribution and technical resources than we do. We may not compete successfully with new or existing products. See "Business -- Competition."

Discoveries or Development of New Technologies by Others May Make Our Products Obsolete. The biotechnology industry, and particularly saliva- and blood-based diagnostic testing, is subject to rapid and significant technological change. Others may conduct research, make discoveries or introduce new products that render all or some of our technologies or products obsolete or not commercially viable.

We Depend Upon Sales in Foreign Countries and May Not Be Able to Make Those Sales. Even if approved in foreign countries, our products and components may be subject to import duties imposed by foreign governments and may be subject to other import and export restrictions or duties. Regulatory or political developments having an impact upon international trade may also restrict sales of our products in foreign countries. These factors could, under certain circumstances, impact both the manufacturing costs and the wholesale and retail prices of our products. Our operating results could be adversely affected by fluctuations in foreign currency exchange rates to the extent our foreign sales or supply or manufacturing arrangements involve currencies other than U.S. dollars.

We May Not Have Adequate Insurance and May Have To Pay Product Liability Claims. The testing, manufacture and marketing of our products involves product liability risks. We have product liability insurance providing coverage up to $1,000,000 for each claim and up to $2,000,000 for all claims combined. We have excess umbrella liability insurance providing coverage of up to $4,000,000 for all claims combined. We may not be able to maintain this product and umbrella liability insurance at an acceptable cost, if at all, and this insurance may not provide adequate coverage against potential losses. If claims or losses exceed our liability insurance coverage, our business and financial condition will suffer substantially.

Stockholders May Not Receive Dividends. We have never declared or paid cash dividends on any of our capital stock and do not expect to declare or pay any cash dividends in the foreseeable future.


                                    BUSINESS

General

         We are primarily engaged in the development, manufacturing and marketing of rapid in-vitro assays for use in the detection of infectious diseases and other conditions and medical collection devices.

         Our company was incorporated in California in 1986 as E&J Systems, Inc. In January 1992, our company merged with and into a Delaware corporation and changed its name to Saliva Diagnostic Systems, Inc. We completed an initial public offering of our common stock in March 1993. In 1994, our 90%-owned subsidiary, Saliva Diagnostic Systems (Asia) Ltd., formed Saliva Diagnostic Systems (Singapore) Pte. In 1995, we purchased the minority interest (10%) in SDS Asia and the outstanding minority interest (19%) in SDS Singapore. As a result, SDS Asia and SDS Singapore became our wholly owned subsidiaries. In October 1997, we closed our Singapore facilities and ceased operations of SDS Singapore. We intend to complete the statutory liquidation of SDS Singapore in 1999. In 1995, a Director agreed to hold the minority interest (10%) in Saliva Diagnostic Systems (UK) Ltd. in trust for our benefit and, as a result, SDS (UK) became our wholly owned subsidiary and was renamed SDS International, Ltd. Our principal executive offices are located at 11719 NE 95th Street, Vancouver, Washington, 98682, and our telephone number is (360) 696-4800.

         Our capital requirements have been, and will continue to be, significant. We currently have an accumulated deficit of $34,508,780 at December 31, 1999 and have been dependent on private placements of our debt and equity securities to fund our capital requirements. In the second fiscal quarter of 1999, we expect to receive $470,000 (net of issuance costs of $30,000) from the sale of 500 shares of 1998-B Preferred Stock. We believe that our current cash position and these expected proceeds, combined with revenues and other cash receipts, will be insufficient to fund our operations through 1999. Substantial additional financing will be required in 1999. There can be no assurance that we will be able to obtain the additional capital resources necessary to implement or continue our programs or that such financing will be available on commercially reasonable terms or at all. We will continue to seek public or private placement of equity securities and corporate partners to develop products.

There can be no assurance that we will be able to sell our securities on commercially reasonable terms or to enter into agreements with corporate partners on favorable terms or at all. Our future capital needs will depend upon numerous factors, including the progress of the approval for sale of our products in various countries, including the U.S., the extent and timing of the acceptance of our products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with certainty. Our significant operating losses and capital requirements raise substantial doubt about our ability to continue as a going concern. See Note 2 of Notes to Consolidated Financial Statements and "-- Legal Proceedings."

         Effective with the close of business on March 10, 1998, our securities were delisted from The Nasdaq SmallCap Market for failure to meet the new Nasdaq continued listing requirements. As a result of the Nasdaq delisting, an investor may find it difficult to dispose of, or to obtain accurate quotations as to the price of, our securities. See "Market for Common Equity and Related Stockholder Matters."

Products

         To date, we have developed three rapid tests for HIV, Sero-Strip HIV, Hema-Strip HIV and Saliva-Strip HIV, and one rapid test for H.pylori, Stat-Simple H.pylori. We have commenced production and marketing of two medical specimen collectors in the U.S., Saliva-Sampler and Omni-Swab, and one medical specimen collector in the United Kingdom, Omni-SAL.

         Rapid immunoassays. We have developed four rapid tests utilizing immunochromatography for the detection of antibodies to selected pathogens, such as HIV, the virus that causes AIDS, and H.pylori, a bacterium linked to peptic ulcers and gastric cancer. Our rapid tests are designed to require only a few simple steps and minutes to use. The tests produce visual results in 15 minutes or less and may be used without special equipment, storage or training. Our data and independent evaluations demonstrate that our tests are generally equivalent in performance to widely used FDA-licensed tests for HIV and H.pylori.

         Our rapid tests utilize a capillary flow assay in which all reagents are provided on solid phases in a dried format (test strip). A buffer solution is introduced after sample collection. The resulting mixture of sample and buffer migrate along the test strip by capillary action, reconstituting a dye conjugate. A red control line will develop at a designated point on the upper portion of the strip if the assay has been performed properly and if all reagents are functionally active. The conjugate binds in the presence of antibodies to a pre-applied antigen to form a second red line (positive) at a designated point on the lower portion of the strip. In the absence of specific antibodies, a second line does not develop.

         Stat-Simple H.pylori is our rapid assay for H.pylori antibody detection. The device is based on our patent-pending whole blood sampling technology and licensed test components. The test uses a minute sample of whole blood from a "finger-stick" for analysis. Results are available at point-of-care without the need for sophisticated equipment. The Stat-Simple technology is identical to that of Hema-Strip HIV, as described below. Stat-Simple was recently cleared for diagnostic use in humans in the U.S. by the FDA. See "-- Regulation -- Food and Drug Administration."

         Sero-Strip HIV analyzes a small amount of serum or plasma to detect HIV antibodies. Sero-Strip is packaged as a multiple-use kit designed for professional health care settings where many patients are tested and specimens may be stored. The test kit may be stored without refrigeration for up to 18 months after the date of manufacture.

         Hema-Strip HIV is a single use test kit that collects, processes and analyzes a minute amount of whole blood to detect HIV antibodies. Sample collection requires only a few seconds. The whole blood sampling technology used in Hema-Strip is identical to that utilized in Sero-Strip; however, an added filter traps red blood cells from the whole blood sample permitting the migration of serum to flow onto the strip and negating the need for the user to separate serum from the whole blood sample. The test kit may be stored without refrigeration for up to 18 months after the date of manufacture.

         Saliva-Strip HIV collects, processes and analyzes saliva to detect HIV antibodies. The test is currently designed for single use, incorporates the Saliva-Sampler or Omni-SAL device, and is based on our proprietary saliva collection technology. We believe Saliva-Strip's temperature stability is similar to that of Sero-Strip and Hema-Strip. We have commenced trial marketing of Saliva-Strip outside the U.S. This test has an accuracy which is slightly less than our whole blood sampling tests. We believe that the performance characteristics of Saliva-Strip will allow it to be used in situations where the collection of blood is not practical or feasible.

         Medical Specimen Collection Devices. We have commenced production and marketing of two medical specimen collectors: Omni-SAL (known as Saliva-Sampler in the U.S.) and Omni-Swab. See "--Marketing, Sales and Distribution."

         Omni-SAL is a patented saliva collection device currently sold to several commercial companies for use with their laboratory assays for the detection of HIV infection, drugs-of-abuse and cigarette smoking. It has also been used in research to collect saliva samples for studies of other infectious diseases. We are marketing the device in the U.S. under the name Saliva-Sampler.

         Omni-Swab is a sample collection device comprised of a serrated cotton swab with an ejectable head. It is used to collect various body fluids and cells, primarily for the purpose of DNA identification.

         The specimens traditionally used for human diagnostic testing and quantitative measurement of most physiologically active substances, drugs and toxins in the body, are blood and urine. Substantially all of the assay-based diagnostic test kits currently available on the market were approved by the FDA for use with these testing specimens. Political and social factors may create impediments to the use of saliva as a specimen or of rapid tests as diagnostic tools. These factors include whether certain diagnostic tests, such as HIV antibody tests, should be conducted without trained specialists and whether rapid tests in nontraditional testing environments will lead to invasion of privacy. Limitations on our ability to market rapid tests caused by political and social factors could have a material adverse effect on our operations.

Product Development

         We have conducted preliminary research that indicates our rapid whole-blood test format may be expanded to detect diseases other than HIV and H.pylori. We have conducted research on hepatitis A and schistosmiasis and are currently evaluating materials for use in a test for tuberculosis. We are currently co-developing with a U.S. diagnostics manufacturer a rapid immunoassay to detect antibodies to hepatitis C. We are also co-developing with an overseas diagnostics developer a malaria test for use with our patent-pending whole blood sampling technology. We are currently evaluating an option to purchase and resell a urine-based drugs-of-abuse test manufactured by another company, which we would have the rights to distribute under our private label on a worldwide basis.

         We have conducted preliminary research that indicates our rapid test format may be expanded to detect diseases other than HIV and H.pylori. We have conducted some research on hepatitis A, tuberculosis, and schistosomiasis, and are developing rapid tests for hepatitis C, tuberculosis and malaria. We also believe that saliva, as well as whole blood or serum, may be used for analysis.

         We expended approximately $442,000 and $665,000 in research and development costs, respectively, in fiscal years 1998 and 1997. See Note 1 of Notes to Consolidated Financial Statements.

         Limited revenues have been generated from sales of our rapid tests. We will be required to devote considerable additional efforts and obtain substantial additional financing to further develop and finalize our products. Satisfactory completion of development, testing and evaluations, obtaining approvals of regulatory authorities and achieving sufficient production levels of such products will be required prior to their being available for commercial sale. Our products remain subject to all the risks inherent in the introduction of new diagnostic products, including unanticipated problems. We may not have sufficient funds to continue design and development, which could result in abandonment of or substantial change in the design or development of such products. There can be no assurance that our products will be successfully developed, be developed on a timely basis or prove to be as effective as products based on existing or newly developed technologies. The inability to successfully complete development, or a determination by us, for financial or other reasons, not to undertake to complete development of any product, particularly in instances in which we have made significant capital expenditures, will have a material adverse effect on our business and financial condition.

Marketing, Sales and Distribution

         We are currently marketing our medical specimen collection devices (Omni-SAL, Saliva-Sampler and Omni-Swab) both in the U.S. and overseas. We are currently marketing two of our three HIV rapid tests (Sero-Strip HIV and Hema-Strip HIV) outside the U.S. Stat-Simple, Omni-Swab and Saliva-Sampler
(for collection purposes) have been cleared by the FDA for marketing in the U.S. Our HIV rapid tests and Omni-SAL are not yet approved for marketing in the U.S. Prior to marketing and distribution of our rapid tests in the U.S., we must obtain premarket approvals from the FDA in order to complete a major clinical trial. Financing a trial will require significant cash reserves or strategic alliances, which may not be obtained on favorable terms or at all.

         We have directed our initial primary marketing and distribution efforts for our HIV-related products to international markets. See "-- Manufacturing and Supply" and "-- Regulation -- Domestic Regulation."

         In November 1997, we signed two agreements with BioChem ImmunoSystems, Inc., a division of BioChem Pharma, Inc., a Montreal-based pharmaceutical and diagnostics company, for international distribution of our HIV rapid tests. Under the terms of the agreements, which expire by their terms in November 2000, we licensed Biochem's patented peptides for HIV detection for use in our rapid test kits. In return, BioChem will distribute our rapid HIV tests for international sales under its own private label. The agreements provide for sharing clinical trials costs in countries where BioChem intends to market or sell the products and independent clinical trials are required. The Canadian Health Protection Board has approved the companies' joint application to conduct clinical trials in Canada for our HIV rapid tests. These clinical trials, for which we will bear two-thirds of the costs, began in late 1998.

         In March 1994, we granted a non-exclusive, worldwide license to Orgenics, Ltd., an Israeli corporation, pursuant to which Orgenics may make or have made diagnostic products incorporating our Omni-SAL technology, and may use, sell, or license such products worldwide. The license agreement expires on the later of January 31, 2111 or the date on which any patents for the Omni-SAL technology expire. Under the license, Orgenics pays royalties on sales of Orgenics' products incorporating our Omni-SAL technology. In the event we cease production of Omni-SAL, Orgenics has the option to purchase injection molds and equipment from us to produce Omni-SAL subject to payment of royalties to us on sales of Omni-SAL products produced and sold by Orgenics. To date, no significant royalties from Orgenics have been recorded.

         In September 1998, we terminated a distribution agreement with Fremont Novo Sciences. LLC. This agreement allowed Fremont to manufacture and distribute our rapid tests in India, subject to our oversight. We terminated this agreement for nonperformance by Fremont. In February 1999, Fremont filed a demand for arbitration with respect to termination of the agreement. See "-- Legal Proceedings."

         In January 1999, we entered into an agreement with Cadila Healthcare, Ltd., a subsidiary of Zydus Pathline, based in Ahmedabad, India. Pursuant to the agreement, Cadila has agreed to purchase certain minimum quantities of our rapid tests at a fixed price in exchange for exclusive distribution rights in India, Nepal, Bangladesh and Sri Lanka.

         We have submitted our HIV rapid tests to the World Health Organization of the United Nations (WHO) for evaluation. Some smaller countries without regulatory agencies of their own rely on results of WHO evaluations as part of their approval of products for use and sale in their countries. In April 1997, WHO notified us that Sero-Strip was found to conform with its requirements. Accordingly, WHO agreed to include Sero-Strip among the approved products for WHO bulk purchases during the years ending February 28, 1998 and 1999. To date, no significant sales have been recorded related to WHO. WHO has also agreed to evaluate Hema-Strip during 1999.

         Sales to two customers accounted for 42% of our total product sales in 1998. Sales to one customer accounted for approximately 17% of total product sales in 1997. The loss of sales to any of our major customers could have a material adverse effect on our business, financial condition and results of operations. See Note 1 of Notes to Consolidated Financial Statements.

         We have limited marketing, sales and distribution resources. Achieving market acceptance will require substantial efforts and capabilities in these areas. We rely in large part on forming partnerships for marketing, sales and distribution of our products. There can be no assurance that we will form alliances with potential distributors, that such alliances will be on terms favorable to us or that such distributors will be successful in promoting our products.

Manufacturing and Supply

         We outsource most of our product manufacturing and supply to third parties. Our saliva collection device is distributed to the overseas market under the trade name Omni-SAL. Omni-SAL is packaged at Wesley Coe, Ltd. in the U.K. from components provided by us through our U.S.-based contractors. Saliva-Sampler, the U.S. version of Omni-SAL, is manufactured at MML Diagnostic Packaging, Inc. in the U.S. Omni-Swab is manufactured by MML for distribution in the U.S. and overseas. There can be no assurance that Wesley Coe Ltd. or MML will be able to meet our requirements or will continue to manufacture our products on acceptable terms.

         We own injection molding tools for production of parts related to Omni-SAL and Saliva- Sampler(R) and our rapid test products. These tools are located at the facilities of outsource injection molders in Arizona, New Jersey, and Singapore. We have entered into an agreement with MedTech, Inc., a New Jersey medical products injection molder and assembler, for integrated production of Omni-SAL and Saliva-Sampler. We expect to reduce costs of production by centralizing injection molding, assembly and packaging of its products at a single location. There can be no assurance that reduced costs will result from the current or any future arrangement with MedTech, or that MedTech will meet our requirements.

         Manufacturers located in the U.S. or manufacturing products to be sold in the U.S. must comply with the FDA's good manufacturing practices regulations
(GMP) and pass pre-approval and periodic GMP inspections by the FDA. We have been advised by MML and MedTech that such companies are in compliance with GMP and other FDA regulations. There can be no assurance that MML or MedTech will continue to comply with GMP, that we will locate other manufacturers that comply with GMP or that we will secure agreements with such manufacturers on acceptable terms.

         In July 1998, the FDA determined that our Vancouver, Washington facility is in compliance with GMP. Until we enter into an arrangement with a third-party distributor, which we are currently seeking, Sero-Strip and Hema-Strip are being assembled and packaged at this facility. The FDA also granted Certificates of Exportability for our HIV rapid tests for all countries that require such certificates. We intend to use the Vancouver facility only to manufacture test strips for our rapid tests. We will provide these strips to third parties with which we contract for assembly and packaging into final products.

         Although we believe that we will not encounter difficulties in obtaining components necessary for manufacture of our products, there can be no assurance that we will be able to enter into satisfactory agreements or arrangements for the purchase of commercial quantities of such components. The failure to enter into agreements or otherwise arrange for adequate or timely supplies of components, and the possible inability to secure alternative sources of components, could have a material adverse effect on our ability to manufacture our products. In addition, development and regulatory approval of our products in the U.S. are dependent upon our ability to procure certain components and certain packaging materials from FDA-approved sources. Since the FDA approval process requires manufacturers to specify their proposed suppliers of certain components in their PMAs, if any such component were no longer available from the specified supplier, FDA approval of a new supplier would be required, resulting in potential manufacturing delays.

Regulation

Domestic Regulation

         Food and Drug Administration. In the U.S., under the Federal Food, Drug, and Cosmetics Act, the FDA regulates all aspects, including manufacturing, testing, and marketing, of medical devices that are made or distributed in or from the U.S.

         All medical devices are categorized by the FDA as Class I, Class II, or Class III devices. Class I devices are subject only to general control provisions of the FDC Act, such as purity, labeling and GMP. Class II devices are required to also ensure reasonable safety and efficacy through performance standards and other controls. Class III devices must, in addition to fulfilling all other provisions of the FDC Act, meet extensive and rigorous FDA standards that may require clinical trials.

         A manufacturer of medical devices which can establish that a new device is substantially equivalent to a legally marketed Class I or Class II medical device, or to a Class III medical device for which the FDA has not required a PMA, can seek FDA marketing clearance for the device by filing a 510(k) Premarket Notification. The 510(k) Notice for diagnostic devices is normally supported by various types of information, which is required to be submitted along with the 510(k) Notice. This information typically includes performance data indicating that the device is as safe and effective for its intended use as a legally marketed predicate device.

         Saliva-Sampler (R) and Stat-Simple have received FDA clearance through the 510(k) process for domestic distribution for in vitro diagnostic use in humans. The FDA clearance is subject to certain standard limitations, including persons who may be tested, persons who may administer the test and how the test results may be interpreted. Both of these products have been classified as Class II devices. The FDA has classified Omni-Swab as a Class I medical device, which will allow us to seek 510(k) approval without submitting extensive safety and efficacy data to the FDA.

         We believe that all of our HIV rapid tests that have not been submitted to the FDA would, if submitted to the FDA, fall under the Class III category of medical devices, the standard classification for HIV diagnostic devices. There can be no assurance that our position with respect to these products will prevail with the FDA.

         Manufacturers and distributors of diagnostic devices requiring human clinical trials which also present significant risk if incorrectly used or interpreted, are required to obtain an Investigational Device Exemption ("IDE") from the FDA prior to the commencement of human clinical trials. An application for an IDE must be supported by preclinical data, including any results of human testing from areas where approval has already been obtained from appropriate governmental agencies, of human testing obtained through "Research Use Only" use of a device (for which FDA approval is not required), of animal model testing and of certain forms of mechanical testing, together with certain data regarding the manufacturer of the device. Upon approval and award of the IDE, human clinical trials may begin.

         In 1998, our representatives met with members of the Centers for Biologics Evaluation and Research of the FDA and agreed upon the content of the IDE for our HIV rapid tests, including the numbers of subjects and clinical sites necessary for approval. We are currently discussing performance of human clinical trials for its HIV rapid tests with several investigators and have begun to prepare the IDE application. We have generated substantial supporting clinical data through investigations by others overseas and intends to submit an IDE application to the FDA during 1999. We are seeking the substantial additional financing we will need to perform the clinical trials required to support the IDE application. There can be no assurance that we will obtain this financing on favorable terms or at all, or that we will submit the IDE application to the FDA in 1999 or at all.

         The process of obtaining FDA clearance or approval is costly and time-consuming, and there can be no assurance that any of our products not yet approved or cleared will be approved or cleared for marketing by the FDA or other regulatory agencies. Delays in obtaining regulatory clearance or approval may materially adversely affect the development, testing or marketing of our products and the our ability to generate product revenues therefrom. If and when our products are approved by the FDA, they will be subject to continuing regulation by the FDA and state and local agencies. The FDA also audits clinical studies for compliance with applicable requirements. The failure to comply with these regulations can result in regulatory action, including warning letters, product seizure, injunction, product recalls, civil fines and prosecution. An FDA enforcement action could have a material adverse effect on our business. To date, we have not been the subject of any FDA enforcement actions.

Overseas Regulation and Distribution.

         Regulatory approvals for medical devices vary from country to country. Some countries do not require regulatory approval when registering a product for sale to the private sector. Others rely on evaluations by agencies such as WHO. See "-- Marketing, Sales and Distribution."

         The following lists our products, where the products may be sold and where regulatory approval is pending:

1. Hema-Strip. This product may be sold for in vitro diagnostic use in humans in the following areas: United Kingdom, Russia, Brazil, India, Kenya, Ghana, Sierra Leone, Rumania, Mexico, South Africa, Malaysia, Columbia, Dominican Republic, Czech Republic and other areas which rely upon approval in those countries. Approval is pending in Canada, China, Taiwan, Argentina, Vietnam, Thailand, Chile, Peru, Hungary, Australia, the Philippines and Poland.

2. Sero-Strip. This product may be sold for in vitro diagnostic use in humans in United Kingdom, Russia, Brazil, India, South Africa, Columbia, Dominican Republic, Ivory Coast, Sierra Leone, Ghana, Kenya, Rumania, Malaysia. Approval is pending in Canada, China, Taiwan, Argentina, Thailand, Chile, and Peru.

3. Saliva -Strip. This product is in its final stages of development and may currently be sold in the United Kingdom.

4. Omni-SAL and Saliva-Sampler. These products are not regulated in most markets and may be sold for the purpose of obtaining a saliva specimen. Omni-SAL may currently be sold in most overseas markets, and Saliva-Sampler may currently be sold in the U.S. For specific use, e.g. drugs of abuse testing or HIV testing, specific approvals will be necessary.

5. Omni-Swab. This product may be sold in the U.S. and most overseas markets where it is generally not regulated or is classified as a device and therefore not subject to regulation.

6. Stat-Simple. This product may be sold for in vitro diagnostic use in humans in the U.S., the United Kingdom, Western Europe, Mexico, and other markets where the sale of this device is not regulated. Approval is pending in Canada, Argentina, Brazil, Hungary, Germany, Australia, Chile and Peru.

         The process of obtaining regulatory approval from foreign countries can be costly and time consuming, and involves many of the same risks as obtaining FDA approval. There can be no assurance that any of our products not yet approved will receive regulatory approval in any country, or that we will seek regulatory approval for any of our products in any country.

Competition

         We compete with other biotechnology companies in the saliva- and blood-based collection and diagnostic testing market for funding, strategic partners and access to third-party suppliers, manufacturers and distributors. This market is highly competitive. We are aware of certain entities, including Epitope, Inc., SmithKline Beecham Corp., Abbott Laboratories, Quidel, Inc., Trinity Biotech, plc and specialized biotechnology firms, as well as universities and other research institutions, which have developed or are developing technologies and products which are competitive with our products. Many of these companies are more established and have substantially greater financial, marketing, sales, distribution and technical resources than we do. We expect that the number of products competing with our products will increase as the perceived benefits of rapid point-of-care testing become more widely recognized. This may result in lower prices for our rapid tests and reduced revenues. In the biotechnology industry, technological change and obsolescence is rapid and frequent. There can be no assurance that we will be able to compete successfully with our competitors, keep pace with technological changes or avoid product obsolescence. We may not compete successfully with new or existing products.

Intellectual Property

         To date, ten patents covering our specimen collection devices have been awarded, four in the U.S. and six in other countries. Expiration dates for the patents range from 2008 to 2012. We intend to seek other patent protections in the U.S. and other countries for certain aspects of our collection devices and rapid test technology. We have filed a U.S. patent application for our whole blood sampling technology. No assurance can be given that we will file any patent applications in the U.S. or abroad, that patents will be issued pursuant to our patent applications, or that our patent portfolio will provide a meaningful level of commercial protection.

         Immunochromatography, the principle upon which our rapid tests are based, is a technology covered by existing patents. We have purchased a license from the principal patent holder, Unilever PLC, to whom royalty payments are due for strip-based rapid tests sold. To obtain the license, we paid approximately $50,000 and will be responsible for royalty fees equal to 5% of the net sales in all territories where the Unilever patent is enforceable. Products covered by the license include those related to HIV, H.pylori, tuberculosis and hepatitis
A. In 1998, we paid royalties of approximately $26,000 to Unilever PLC.

         We also depend on trade secrets and proprietary information to protect much of the technology that we have developed. We have entered into confidentiality agreements with our employees, certain third party suppliers, potential customers, joint venture partners, distributors and consultants. Despite such efforts, there can be no assurance that confidentiality of our proprietary information can be obtained or maintained.

         We believe that patent and trade secret protection are important to our business. However, the issuance of a patent and the existence of trade secret protection does not in itself ensure our success. Competitors may be able to produce products competing with our patented products without infringing on our patent rights. Issuance of a patent in one country generally does not prevent the manufacture or sale of the patented products in other countries. The issuance of a patent is not conclusive as to validity or as to the enforceable scope of the patent. The validity or enforceability of a patent can be challenged by litigation after its issuance, and if the outcome of such litigation is adverse to the owner of the patent, the owner's rights could be diminished or withdrawn. Additionally, trade secret protection does not prevent independent discovery and exploitation of a secret product or technique by other parties.

         A large number of individuals and commercial enterprises seek patent protection for technologies, products and processes in fields related to our area of product development. See "--Competition." To the extent such efforts are successful, we may be required to obtain licenses in order to accomplish certain of our product strategies. There can be no assurance that such licenses will be available to us or available on acceptable terms. We are aware of certain filed patents issued to developers of diagnostic products with potential applicability to our diagnostic technology. Although we believe that our products and technologies do not infringe on the patents of others, we can not be certain. In the event of infringement, we would, under certain circumstances, be required to modify our devices or obtain a license. There can be no assurance that we will be able to take either step in a timely manner or upon acceptable terms and conditions, and the failure to do so could have a material adverse effect on our business. There can be no assurance that we will have the financial or other resources necessary to successfully defend a claim of violation of proprietary rights.

Employees

         As of December 31, 1998, we employed 17 full-time persons, including two engaged in research and development, one in regulatory affairs, five in manufacturing, two in sales and marketing, and seven in administration. None of our employees are covered by collective bargaining agreements, and we believe relations with our employees are good.

Properties

         Our executive offices and laboratory facility are located at 11719 NE 95th Street, Vancouver, Washington in an approximately 7,000 square foot facility. The premises are occupied pursuant to a lease with an unaffiliated party which expires in August 2002. SDS International, Ltd. occupies facilities of approximately 1,800 square feet pursuant to a lease with an unaffiliated party which expires in May 2003. We believe our facilities are adequate for our purposes.

Legal Proceedings

         In August 1994, Hardy v. Saliva Diagnostic Systems, Inc., Ronald L. Lealos, Eugene Seymour and Richard S. Kalin, was filed in United States District Court, District of Connecticut by Luc Hardy, a former director and officer. The complaint alleged several causes of action against our company and individual defendants, including former directors and officers, including breach of Mr. Hardy's employment agreement, intentional interference with contract by the individual defendants, slander and deceptive trade practices, all arising from his employment termination. A judgment was entered against us on March 23, 1999 for approximately $1,675,000. Pursuant to a settlement agreement dated March 25, 1999, we intend to issue approximately 1,500,000 shares of our common stock and will pay approximately $290,000 in cash over a two-year period to Mr. Hardy. Under the settlement, we must issue additional shares of common stock if the value of the 1,500,000 shares issued and cash paid is less than certain amounts specified in the agreement (not to exceed $1,675,000). As a part of this settlement, Mr. Hardy has agreed to enter into a two-year consulting agreement pursuant to which Mr. Hardy will provide consulting services to us. The settlement agreement provides that Mr. Hardy will file a satisfaction and release of the judgment upon our issuing the 1,500,000 shares of common stock, filing a registration statement covering resales of those shares by April 30, 1999 and paying $50,000 to Mr. Hardy by June 24, 1999. On March 29, 1999, Mr. Hardy filed a motion for reconsideration of the court's rulings that denied double damages on certain damages awarded to Mr. Hardy and denied offer of judgment interest on the prejudgment interest award. We are currently awaiting a decision on these motions. There can be no assurance that such motions will not be granted or that the grant of such motions will not have a further material adverse effect on our financial condition and operations.

         In February 1998, Lealos v. Saliva Diagnostic Systems, Inc. was filed in Superior Court in Clark County in the State of Washington by Ronald Lealos, former president and chief executive officer. The complaint alleged that Mr. Lealos was entitled to certain cash payments and benefits under an employment agreement whereby he would serve as president, and that our failure to make such payments and grant such benefits constituted anticipatory breach and breach of that contract. The complaint sought damages in excess of $1,000,000. In addition, the complaint alleged that we wrongfully rescinded options to purchase 38,500 shares of common stock in breach of a stock option agreement with Mr. Lealos. We denied all allegations of the complaint and filed a counterclaim for Mr. Lealos' wrongful conduct seeking damages of approximately $1,500,000. In December 1998, we filed a motion for summary judgment on the claims stated in the complaint. The court granted the motion in February 1999 in our favor. Subsequently, Mr. Lealos has moved to amend the original complaint to allege new grounds for recovery of lost compensation, including quantum meruit. The court granted this motion in February 1999. A trial based on the amended complaint and our counterclaims is scheduled for October 1999. We intend to file a motion to dismiss the amended complaint prior to the trial date. Although our management intends to vigorously defend against the suit, there can be no assurance that the litigation will not be decided adverse to us and that such an adverse decision would not have a material adverse effect on our financial condition and operations.

         In February 1999, a demand for arbitration with the American Arbitration Association was filed by Fremont Novo Sciences, LLC, former distributor of our products in India. The demand alleges that we wrongfully terminated and breached the Sub-License Agreement with Fremont. The demand seeks a declaration that the Sub-License Agreement remains in effect and damages in an amount to be determined, including lost profits. In April 1999, we filed an answering statement denying Fremont's claims and seeking damages in an amount to be determined for Fremont's breach and non-performance of the Sub-License Agreement and for tortious interference with our business and contracts. Although our management intends to vigorously defend against Fremont's allegations and pursue our claims against Fremont, there can be no assurance that the arbitration will not be decided adverse to us and that such an adverse decision would not have a material adverse effect on our financial condition and operations.

         Other than that set forth above, to our best knowledge, no other material legal proceedings are pending.

Reports to Security Holders

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and the Commission's regional offices at Room 1204, 219 South Dearborn Street, Chicago, Illinois 60604; Room 1028, 7 World Trade Center, New York, New York 10007; and Suite 500 East, 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains an internet web site (http://www.sec.gov) that contains reports, proxy statements and other materials that registrants and reporting companies file electronically.

         We furnish periodic reports to the holders of our securities which contain financial information which has been examined and reported upon, with an opinion expressed by, our independent certified public accountants.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

         Since July 1990, we have been engaged almost exclusively in research and development activities focused on developing proprietary saliva based collection devices and rapid assays for infectious diseases. Other than sales of our collection devices, we have not yet commenced any significant product commercialization. We have incurred significant operating losses since inception, resulting in an accumulated deficit of $34,508,780 at December 31, 1998. Such losses are expected to continue for the foreseeable future and until such time, if ever, as we are able to attain sales levels sufficient to support our operations. In the second fiscal quarter of 1999, we expect to receive $470,000 (net of issuance costs of $30,000) from the sale of 500 shares of Series 1998-B Convertible Preferred Stock. We believe that our current cash position and these expected proceeds, combined with revenues and other cash receipts, will be insufficient to fund our operations through 1999. Substantial additional financing will be required in 1999. Our independent certified public accountants have included an explanatory paragraph in their reports stating that out significant operating losses and significant capital requirements raise substantial doubt about our ability to continue as a going concern. There can be no assurance that we will be able to obtain the additional capital resources necessary to continue our business, or that such financing will be available on commercially reasonable terms or at all. See "-- Legal Proceedings" and Note 2 of Notes to Consolidated Financial Statements.

         On August 3, 1998, all of our outstanding common stock was reverse split at a ratio of one-to-ten. All share amounts and values described below reflect the reverse stock split.

Results of Operations

         Revenues. Our revenues consist of product sales. Revenues decreased 36.2% to $907,957 in 1998 from $1,422,296 in 1997. The decrease in revenues was primarily attributable to delays related to closure of our Singapore facility and the establishment of a manufacturing base in Vancouver in early 1998, and the decrease of product sales in India in 1998. Sales to two customers accounted for approximately 42% of total sales in 1998. Sales to one customer accounted for approximately 17% of total product sales in 1997.

         Cost of products sold. Costs of products sold decreased to $1,200,308 (132.2% of product sales) in 1998 from $1,426,638 (100.3% of product sales) in 1997. The decrease was attributable to decreased sales. The increase as a percentage of revenues was attributable to transferring production from Singapore to Vancouver and delays in setting up the manufacturing equipment.

         Research and development expenses. Research and development expenses decreased 33.5% to $442,299 in 1998 from $665,475 in 1997, primarily as a result of reduced payroll and related expenses and changes in the amount of clinical trial activity and related expense. We have maintained our focus on controlling costs in all departments, including research and development, and thus intentionally reduced these costs.

         Selling, general and administrative expenses. Selling, general and administrative expenses decreased 24.1% to $3,999,983 in 1998 from $5,270,955 in 1997, primarily as a result of the closure of facilities in Singapore, a reduction in the number of administrative personnel and an ongoing focus on controlling costs.

         Restructuring expense. Results of operations of 1997 included a $278,537 charge associated with a restructuring plan designed to reduce costs and improve manufacturing and operational efficiencies. Under the plan, we closed our Singapore manufacturing operations in October 1997. The restructuring charge included approximately $161,000 related to termination of employees, approximately $37,000 associated with the settlement of the lease obligation in Singapore, $47,000 for other costs related to closing the Singapore location and $10,000 non-cash charge for the write off of leasehold improvements. The closure of the Singapore manufacturing operations was concluded in May 1998. Accrued restructuring, included in accrued expense was $13,040 at December 31, 1998, representing residual amounts which will be paid during the statutory liquidation of SDS Singapore. In early 1998, issued to the former director of its Singapore operations 16,000 shares of its common stock in settlement of a severance agreement. The fair value of these shares, $25,600, was recorded as compensation expense in 1998.

         Interest expense and loan fees. Interest expense decreased to $10,819 in 1998 from $413,993 in 1997 due to a non-recurring interest charge on our outstanding convertible debentures, which were converted to common stock in late 1997.

         Income Taxes. We are in a net deferred tax asset position and have generated net operating losses to date. Accordingly, no provision for or benefit from income taxes has been recorded in the accompanying statements of operations. We will continue to provide a valuation allowance for our deferred tax assets until it becomes more likely than not, in management's assessment, that our deferred tax assets will be realized. We have a net operating loss carryforward of approximately $24 million which is available to offset future taxable income, if any, expiring through the year 2012. The Internal Revenue Code rules under Section 382 could limit the future use of these losses based on ownership changes and the value of our stock. See Note 9 of Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

         Since inception, we have financed our capital requirements through proceeds from our public offering of common stock in March 1993 and the exercise of common stock purchase warrants pursuant to such offering, proceeds from sales of convertible debentures, proceeds from private placements of common stock and preferred stock, and the exercise of common stock purchase warrants and stock options. In March 1997, we raised net proceeds of approximately $1,380,000 (net of issuance costs of $120,000) from the private sale of $1.5 million convertible debentures. In June 1997 and August 1997, we entered into three separate common stock subscription agreements for the issuance and sale of a total of 408,291 shares of common stock for an aggregate purchase price of $2,063,000 (net of issuance costs). In January 1998, we entered into a securities purchase agreement with an investor for the issuance and sale of 1,500 shares of a newly designated Series 1998-A Convertible Preferred Stock for an aggregate purchase price of $1,380,000 (net of issuance costs of $120,000). In May 1998, we entered into a securities purchase agreement with an investor for the issuance and sale of 156,250 shares of its common stock for an aggregate purchase price of $250,000. In August 1998, we entered into a securities purchase agreement with an investor for the issuance and sale of a total of 1,500 shares of Series 1998-B Convertible Preferred Stock for an aggregate purchase price of $1,410,000 (net of issuance costs of $90,000). Pursuant to such securities purchase agreement, the investor purchased 500 shares of 1998-B Preferred Stock for an aggregate purchase price of $470,000 (net of issuance costs of $30,000) in August 1998. In December 1998, we sold an additional 500 shares of the 1998-B Preferred Stock to the investor for an aggregate purchase price of $470,000 (net of issuance costs of $30,000) and issued an additional 145 shares of the 1998-B Preferred Stock to the investor in satisfaction of certain obligations under the terms of the 1998-A

Preferred Stock and 1998-B Preferred Stock held by the investor. Additionally, pursuant to a letter agreement entered into in April 1999 amending the terms of the securities purchase agreement, the investor is obligated to purchase an additional 500 shares of 1998-B Preferred Stock for an aggregate purchase price of $470,000 (net of issuance costs of $30,000). The investor has paid $200,000 of the aggregate purchase price and has agreed to pay the remaining $270,000 of the purchase price upon the filing of a satisfaction and release with the court in the lawsuit recently settled with Luc Hardy.

         Cash used in operating activities in 1998 was $2,658,306. This was primarily a result of a net loss of $4,676,987, adjustments for depreciation and amortization, decreases in accounts receivable and inventories and a non-cash settlement expense of $1,385,000. Accounts receivable decreased due to decreased sales and timing of sales in the fourth quarter of 1998, and inventories decreased due to improved control of raw materials purchasing.

         Accrued expenses totaled $1,604,536 at December 31, 1998 compared to $1,805,498 at December 31, 1997. Accrued wages and salaries decreased to $429,513 at December 31, 1998 from $493,352 at December 31, 1997. Accrued restructuring costs decreased to $13,040 at December 31, 1998 from $135,522 at December 31, 1997 due to the completion of the closure of the Singapore operation. The residual amount will be paid during the statutory liquidation of the Singapore subsidiary. Legal expenses accrued relating to pending litigation and other matters were $508,210 and $331,554 at December 31, 1998 and 1997, respectively. Litigation contingencies decreased to $440,000 at December 31, 1998 from $750,000 at December 31, 1997 due to the settlement of Hardy v. Saliva Diagnostic Systems, Inc. The value of shares issuable pursuant to the settlement agreement with Mr. Hardy of $1,385,000 are included in additional paid in capital at December 31, 1998. See "Business -- Legal Proceedings."

         Cash used in investing activities in 1998 was $8,696, which represented acquisition costs of property and equipment related to the construction of drying facilities and re-engineering of molds, offset by proceeds from the sale of property and equipment, primarily in Singapore.

         Cash provided by financing activities in 1998 was $2,547,214. This was primarily a result of net proceeds of $2,320,000 from the sale of 1998-A and 1998-B Convertible Preferred Stock and $250,000 from the sale of common stock.

         On January 9, 1998, we issued to The Tail Wind Fund Ltd. 85,652 shares of common stock, and to Joseph Kaufman 34,233 shares of its common stock, which they were entitled to receive pursuant to the terms of a letter agreement dated June 27, 1997. The letter agreement provided for the issuance of such additional shares upon the occurrence of certain conditions related to the trading price of our common stock during a specified period.

         On January 26, 1998, we entered into a securities purchase agreement with an investor for the issuance and sale of shares of 1998-A Preferred Stock. Pursuant to the securities purchase agreement, we sold a total of 1,500 shares of the 1998-A Preferred Stock to the investor for an aggregate purchase price of $1,380,000 (net of issuance costs of $120,000). The investor is entitled to receive a number of shares of our common stock upon conversion of the 1998-A Preferred Stock as determined by dividing the purchase price of the 1998-A Preferred Stock by the lesser of (i) $3.375, and (ii) 80% of the average closing bid price of the common stock for the five trading days prior to conversion. On July 30, 1998, we amended the securities purchase agreement to eliminate the redemption rights for the 1998-A Preferred Stock. As of December 31, 1998, all outstanding shares of the 1998-A Preferred Stock had been converted into 1,804,251 shares of common stock.

         In connection with the issuance and sale of the 1998-A Preferred Stock, we entered into a separate registration rights agreement with the investor under which we were required to file a registration statement covering resales of shares of the common stock issuable upon conversion of the 1998-A Preferred Stock. The agreement provided that we would pay certain amounts to the investor if the registration statement was not filed on or before February 26, 1998 or was not declared effective by the Securities and Exchange Commission by April 26, 1998. A registration statement on Form S-3 was filed on February 26, 1998. Because we were no longer eligible to file on Form S-3 due to the delisting of our securities from Nasdaq, we had filed pre-effective amendments to the registration statement on Form SB-2. The terms of the 1998-A Preferred Stock provided that, if the registration statement was not declared effective by April 26, 1998, we would pay, upon demand of the investor, an amount equal to two percent (2%) of the purchase price of the 1998-A Preferred Stock for the period from April 26, 1998 until the date the registration statement is declared effective. The investor waived the right to receive any such payment in exchange for 145 shares of 1998-B Preferred Stock, which were issued to the investor on December 11, 1998. The value of these shares, $145,000, has been included as deemed dividends on preferred stock in the accompanying consolidated financial statements.

         In connection with the issuance of the 1998-A Preferred Stock, we paid a cash fee to the investor of 7.5% of the gross proceeds ($112,500) and attorney's fees equal to 0.5% of the gross proceeds ($7,500). We also issued warrants to the investor to purchase up to 75,000 shares of common stock at an exercise price of $3.375 per share, which expire on January 26, 2003. The fair value of these warrants of $248,250 has been reflected as a discount to the 1998-A Preferred Stock and was accreted as deemed preferred dividends over the conversion period, which ended July 25, 1998. The investor was entitled to receive a number of shares of common stock upon conversion of the 1998-A Preferred Stock as determined by dividing the purchase price of the 1998-A Preferred Stock by the lessor of (i) $3.375 or (ii) 80% of the average closing bid price of the common stock for the five trading days prior to conversion. The fair value of this beneficial conversion feature, $300,000, was recorded as a discount to the 1998-A Preferred Stock and was accreted to deemed preferred dividends over the conversion period which ended July 25, 1998.

         The following summarizes deemed dividends and earned dividends on the 1998-A Preferred Stock and related accretion as of December 31, 1998:

                                                              Accreted or Earned
                                                   Total             as of
                                                   Value       December 31, 1998
                                                   --------   ------------------
         Beneficial conversion feature             $300,000        $300,000
         Issuance costs                             120,000         120,000
         Warrants                                   248,250         248,250
         Preferred stock issued in settlement of
         registration delay                         145,000         145,000
         Earned dividends (6% of preferred
         principal value)                            36,193          36,193
                                                   --------        --------
            Total                                  $849,443        $849,443
                                                   ========        ========

         On April 28, 1998, we issued to Tail Wind 149,663 shares of common stock, which Tail Wind was entitled to receive pursuant to the terms of a common stock purchase agreement dated as of June 30,

1997. The agreement provided for the issuance of such additional reset shares upon the occurrence of certain conditions related to the market price of our common stock during a specified period.

         Also on April 28, 1998, we issued to Biscount Overseas Limited 153,756 shares of common stock upon the conversion of 140 shares of the 1998-A Preferred Stock.

         On May 26, 1998, we entered into a common stock subscription agreement with Paul Bernstein for the issuance and sale of 156,250 shares of common stock for an aggregate purchase price of $250,000.

         On July 22, 1998, we issued to Biscount Overseas Limited 68,291 shares of common stock upon the conversion of 60 shares of the 1998-A Preferred Stock.

         On July 28, 1998, we issued to Tail Wind 51,377 shares of common stock, which Tail Wind was entitled to receive pursuant to the terms of the common stock purchase agreement dated as of June 30, 1997, which provided for the issuance of such additional reset shares upon the occurrence of certain conditions related to the market price of our common stock during a specified period. Under the terms of the agreement, Tail Wind remains entitled to receive an additional 17,410 shares of common stock.

         On August 3, 1998, we appointed Paul Bernstein as a member of the Board of Directors.

         On August 3, 1998, we entered into a securities purchase agreement with an investor for the issuance and sale of a total of 1,500 shares of 1998-B Preferred Stock for an aggregate purchase price of $1,410,000 (net of issuance costs of $90,000). In August 1998, pursuant to the securities purchase agreement, we sold a total of 500 shares of the 1998-B Preferred Stock to the investor for an aggregate purchase price of $470,000 (net of issuance costs of $30,000). The investor is entitled to receive a number of shares of common stock upon conversion of the 1998-B Preferred Stock as determined by dividing the purchase price of the 1998-B Preferred Stock by the lesser of (i) $1.69, and
(ii) 80% of the average closing bid price of the common stock for the five trading days prior to conversion. In December 1998, we sold an additional 500 shares of the 1998-B Preferred Stock to the investor for an aggregate purchase price of $470,000 (net of issuance costs of $30,000) and issued an additional 145 shares of the 1998-B Preferred Stock to the investor in satisfaction of certain obligations under the terms of the 1998-A Preferred Stock and 1998-B Preferred Stock held by the investor. Pursuant to a letter agreement entered into in April 1999 amending the terms of the securities purchase agreement, the investor is obligated to purchase an additional 500 shares of 1998-B Preferred Stock for an aggregate purchase price of $470,000 (net of issuance costs of $30,000). The investor has paid $200,000 of the aggregate purchase price and has agreed to pay the remaining $270,000 of the purchase price upon the filing of a satisfaction and release with the court in the lawsuit recently settled with Luc Hardy.

         The 1998-B Preferred Stock is convertible into common stock at a beneficial conversion ratio and, as a result, a discount of $286,250 in the aggregate, was recorded at the date of issuance of the 1,000 shares of the 1998-B Preferred Stock in 1998. The $286,250 discount will accreted to deemed preferred dividends over the conversion period, which ended March 11, 1999.

         In connection with the issuance of the 1998-B Preferred Stock, we issued warrants to purchase up to 25,000 shares of common stock at an exercise price of $3.375 per share, which expire on January 26, 2003. The fair value of these warrants of $253,750 was accreted to deemed preferred dividends over the conversion period which ended November 1, 1998. The following summarizes deemed dividends and earned dividends on the 1998-B Preferred Stock and related accretion as of December 31, 1998:

                                              Total             Accreted as of
                                              Value            December 31, 1998
                                            --------           -----------------
         Beneficial conversion feature      $286,250                $188,334
         Warrants                            253,750                 253,750
                                            --------                --------
            Total                           $540,000                $442,084
                                            ========                ========

         On July 31, 1998, the FDA determined that our Vancouver facility is in compliance with its good manufacturing practices (GMP) regulations and granted Certificates of Exportability for our HIV rapid tests for all countries that require such certificates. We intend to use its Vancouver facility only to manufacture test strips for our rapid tests.

         On August 7, 1998, the FDA advised us that it has cleared Stat-Simple(R) test for diagnostic use in humans. Stat-Simple(R) is a finger-prick test for the bacterial infection responsible for the majority of stomach ulcers and certain other gastrointestinal diseases in humans and may allow physicians to diagnose the infection at the time of patient visit, thereby avoiding the expense and time consumed in traditional laboratory-based testing.

         Our capital requirements have been and will continue to be significant. We currently have an accumulated deficit due to our history of losses. We are dependent upon our effort to raise capital to finance future operations, including the cost of manufacturing and marketing of our products, to conduct clinical trials and submissions for FDA approval of our products and to continue the design and development of our new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources available to us.

         In the second fiscal quarter of 1999, we expect to receive $470,000 (net of issuance costs of $30,000) from the sale of 500 shares of 1998-B Preferred Stock. We believe that our current cash position and these expected proceeds, combined with revenues and other cash receipts, will be insufficient to fund our operations through 1999. Substantial additional financing will be required in 1999. There can be no assurance that we will be able to obtain the additional capital resources necessary to implement or continue our programs or that such financing will be available on commercially reasonable terms or at all. We will continue to seek public or private placement of equity securities and corporate partners to develop products. There can be no assurance that we will be able to sell our securities on commercially reasonable terms or to enter into agreements with corporate partners on favorable terms or at all. Our future capital needs will depend upon numerous factors, including the progress of the approval for sale of our products in various countries, including the U.S., the extent and timing of the acceptance of our products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with certainty. Our significant operating losses and capital requirements raise substantial doubt about our ability to continue as a going concern. See "Business -- Legal Proceedings."

Reverse Stock Split

         On August 3, 1998, all of our outstanding common stock was reverse split at a ratio of one-to-ten, which split was previously approved by our shareholders at a special meeting held on February 28, 1998. Warrants and options to purchase our common stock, preferred stock, and other securities convertible into shares of the common stock, will be adjusted in accordance with their terms to reflect the reverse stock split.

Year 2000 Issue

         We are assessing our computer systems and software to determine readiness for the Year 2000. For this purpose, the term "computer systems and software" includes systems that are commonly thought of as information technology ("IT") systems, including enterprise software, operating systems, networking components, application and data servers, PC hardware, accounting, data processing and other information systems, as well as systems that are not commonly thought of as IT systems, such as telephone systems, fax machines, manufacturing equipment and other miscellaneous systems and equipment. Both IT and non-IT systems may contain imbedded technology, which complicates our Year 2000 assessment, remediation and testing efforts. The inability of computer software programs and operating systems accurately to recognize, interpret and process date codes designating the year 2000 and beyond could cause systems to yield inaccurate results or encounter operating problems, including disruption of the business operations these systems control. We believe we were 100% complete with our internal assessment at the end of December 1998.

         We also may be exposed to risks from computer systems of parties with which we transact business. We have contacted most of our critical suppliers to determine the extent to which we may be vulnerable to those parties' failures to remedy their own Year 2000 issues and to ascertain what actions, if needed, we may take in response to those risks. To date, we have received responses from approximately 10% of the suppliers contacted, most of which have indicated they are, or expect to be, Year 2000 compliant. We expect that our assessment of critical suppliers' Year 2000 compliance will be completed by the end of June 1999.

         We currently estimate that we will spend between $15,000 and $20,000 in addressing the Year 2000 issue, of which we have incurred approximately $1,000 as of December 31, 1998. These estimates are subject to change as additional information is obtained in connection with our assessment of the Year 2000 issue.

         We believe that Year 2000 issues will not pose significant problems for us. However, if all Year 2000 issues are not properly identified, or assessment, remediation and testing are not effected timely with respect to Year 2000 problems that are identified, there can be no assurance that the Year 2000 issue will not have a material adverse impact on our business, financial condition or results of operations, or adversely affect our relationships with customers, vendors or others. Additionally, there can be no assurance that the Year 2000 issues of other entities, such as one or more of our critical customers or suppliers, will not have a material adverse impact on our systems or business, financial condition or results of operations.

         We have begun, but not yet completed, a comprehensive analysis of the operational problems and costs (including loss of revenues) that would be reasonably likely to result from our failure and that of certain third parties to complete efforts necessary to achieve Year 2000 compliance on a timely basis. A contingency plan has not been developed for dealing with the most reasonably likely worst case scenario and that scenario has not yet been clearly identified. We currently plan to complete our analysis and contingency planning by the end of June 1999.

         The costs of our Year 2000 assessment, remediation and testing efforts and the dates on which we believe we will complete such efforts are based upon management's best estimates. There can be no assurance that these estimates will prove to be accurate, and actual results could differ materially from those currently anticipated.

Effect of Recent Accounting Pronouncements

         In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires that changes in the derivative's fair value be recognized currently in results of operations unless specific hedge accounting criteria are met. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. We do not expect SFAS No. 133 to have a material impact on our consolidated financial statements.


                            MARKET FOR COMMON EQUITY
                         AND RELATED STOCKHOLDER MATTERS

         Until the close of market on March 10, 1998, our common stock was quoted on The Nasdaq SmallCap Market, and subsequent to that date our common stock has been quoted on the OTC Bulletin Board. The common stock trades under the symbol SALV. The following table sets forth the high and low bid quotations as reported by The Nasdaq SmallCap Market for periods ending prior to March 11, 1998 and the OTC Bulletin Board for the periods March 11, 1998 through March 31, 1998 and thereafter. The OTC Bulletin Board quotations represent prices between dealers, do not include retail markup, markdown or commissions, and may not represent actual transactions.

                                   High           Low
1998
January 1 - March 10              $0.44          $0.22
March 11 - March 31                0.31           0.15
Second Quarter                     0.65           0.08
Third Quarter                      1.31           0.11
Fourth Quarter                     1.02           0.38

1997
First Quarter                     $2.06          $1.16
Second Quarter                     1.78           0.94
Third Quarter                      1.47           0.63
Fourth Quarter                     1.22           0.31

         Effective with the close of the market on March 10, 1998, our securities were delisted from The Nasdaq SmallCap Market for failure to meet the new Nasdaq continued listing requirements. Trading, if any, in our securities is and will be conducted in the over-the-counter market on the OTC Bulletin Board, an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets." As a result of the Nasdaq delisting, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our securities. In addition, our securities are subject to so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. This may affect the ability or willingness of broker-dealers to sell our securities and the ability of purchasers of our securities to sell their securities in the secondary market. The penny stock rules require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share). Prior to any penny stock transaction, a broker-dealer must deliver a disclosure schedule explaining the penny stock market and the risks associated with that market and must disclose commissions payable to the broker-dealer, the registered representative and current quotations for the securities. The broker-dealer must also comply with various sales practice requirements if selling penny stock to persons other than established customers and accredited investors (which are generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. Further, the broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

         There were approximately 460 shareholders of record and 8,700 beneficial owners of our common stock at April 15, 1999. We have never declared or paid cash dividends on any of our capital stock and do not expect to declare or pay any cash dividends in the foreseeable future.

         Warrants to purchase approximately 140,000 shares of our common stock for $12.50 per share, which expired on December 31, 1998, traded on The Nasdaq SmallCap Market under the symbol SALVW until the close of the market on March 10, 1998.


                                   MANAGEMENT

Directors

        Name of Director              Age            Position
        ----------------              ---            --------
        Kenneth J. McLachlan          52             President, Chief Executive Officer, Chief Financial
                                                     Officer and Director
        Hans R. Vauthier, Ph.D.       74             Director
        Eric F. Stoer, Esq.           54             Director
        Paul P. Bernstein             64             Director

         The following are brief summaries of the business experience of our Directors, including, where applicable, information as to other directorships held by each of them. There are no family relationships among any of our Directors and executive officers.

         Kenneth J. McLachlan has served on the Board of Directors since December 1995. In December 1996, Mr. McLachlan was appointed by the Board to serve as our President and Chief Executive Officer. Mr. McLachlan has served as our Chief Financial Officer since June 1996. In 1993, Mr. McLachlan founded an international finance and consulting firm in the Netherlands. From 1988 to 1993, Mr. McLachlan served as Chief Financial Officer and Executive Vice President of Corange--Boehringer Mannheim, a privately-owned multinational health care group.

         Hans R. Vauthier, Ph.D. has served on the Board of Directors since May 1996. Since 1981, Dr. Vauthier has been a principal of Vauthier & Partner A.G., a consulting firm located in Basle, Switzerland which assists pharmaceutical companies in discovering and developing new products. Dr. Vauthier received his doctorate in economics and business administration from the University of Bern in Switzerland.

         Eric F. Stoer, Esq. was elected to the Board of Directors at the annual meeting of shareholders in May 1997. Mr. Stoer has been a partner in the Washington, DC office of the law firm of Bryan Cave LLP since 1990. His practice is concentrated in the areas of corporate and business law with an international focus. Mr. Stoer has served on the boards of directors of a number of pharmaceutical testing and consulting companies, including Boehringer Mannheim Pharmaceuticals.

         Paul P. Bernstein was appointed to the Board of Directors in July 1998 and elected to the Board of Directors at the annual meeting of shareholders in December 1998. Mr. Bernstein has been a co-founder and shareholder of Sanford C. Bernstein & Co., Inc., an investment banking and research firm, since 1967.

Executive Officers

Name                                  Age    Current Position(s) with Company
------------------------------------------------------------------------------------------------------
Kenneth J. McLachlan                  52     President, Chief Executive Officer and Chief Financial
                                             Officer
David Barnes, M.D.                    53     Managing Director, SDS International, Ltd.
Stefan Paskell                        50     Executive Vice President and General Manager
Paul D. Slowey, Ph.D.                 43     Chief Operating Officer and Vice President of Marketing

         The following are brief summaries of the business experience of our executive officers. For information on the business background of Mr. McLachlan, see "-- Directors."

         David Barnes, M.D. served on the Board of Directors from November 1993 to 1996. Dr. Barnes has been the Managing Director of SDS International, Ltd. since commencement of its operations. Prior to that position, Dr. Barnes was Director of Medical Services for Hemotex Ltd., a laboratory service primarily involved with the insurance industry in the United Kingdom.

         Stefan Paskell joined us as acting General Manager in April 1998. In February 1999, Mr. Paskell was promoted to Executive Vice President and General Manager. From 1987 to present, Mr. Paskell has been Chief Executive Officer and Chairman of Washington Biotechnology, a biotechnology research and development corporation based in Seattle, Washington. Mr. Paskell was a Director and Vice President of Bainbridge Sciences, Inc. from 1987 to 1991, and a General Manager of New Horizons Diagnostics Corp., a medical diagnostics research, development, and manufacturing company based in Columbia, Maryland from 1981 to 1987.

         Paul D. Slowey, Ph.D. began employment as our Director of Sales and Marketing in August 1996. In May 1997, Dr. Slowey was promoted to Chief Operating Officer and Vice President of Sales and Marketing. From February 1990 until August 1996, Dr. Slowey was employed at INCSTAR Corp., a Minnesota manufacturer of diagnostic products, as International Marketing Manager and Director of International Sales.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

Summary of Cash and Certain Other Compensation

         The following table provides certain summary information for 1998, 1997 and 1996 concerning compensation awarded to, earned by or paid our Chief Executive Officer and each of our other executive officers whose total annual salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                Long Term
                                                                                Compensation
                                           Annual  Compensation (1)             Awards
                                  ------------------------------------------    -----------------
                                                                                Securities
                                                             Other              Underlying Options
                                  Fiscal                     Annual             (#)                   All Other
                                  Year       Salary          Compensation                             Compensation
                                  ------------------------------------------    -------------------   ---------------
Kenneth J. McLachlan (2)          1998       -                 $180,000           -                     -
   President,                     1997       -                  180,000           100,000               -
   Chief Executive Officer        1996       -                   51,000           -                     -
   and Chief Financial
   Officer

David Barnes, MD                  1998       $125,000          -                  -                     -
   Managing Director,             1997        135,000          -                    7,500               -
   SDS International, Ltd.        1996        135,000          -                  -                     -

(1) Amounts shown include compensation earned in each respective fiscal year. No bonuses were paid in any of the fiscal years reported.

(2) Includes 100,000 options granted to International Business Consultants, a Jersey company of which Mr. McLachlan is a principal, pursuant to a management consulting agreement entered into as of December 5, 1997 under which IBCO provides Mr. McLachlan's services. See "Certain Relationships and Related Transactions." Amounts paid in 1996 included payments to Mr. McLachlan pursuant to a consulting contract which commenced in June 1996 and which was superseded by the agreement with IBCO. Of the amount shown as other annual compensation for 1998, $75,000 had not been paid as of December 31, 1998. Mr. McLachlan has served as Chief Financial Officer since June 1996 and was appointed President and Chief Executive Officer by the Board of Directors in December 1996.

         In December 1997, we entered into a management consulting agreement with International Business Consultants, pursuant to which IBCO provides Mr. McLachlan's services as President and Chief Executive Officer.
See " Certain Relationships and Related Transactions."

         In August 1994, we entered into an employment agreement with Dr. David Barnes for the position of Managing Director of SDS International, Ltd. The employment agreement provides for an annual base salary of 79,200 (pound sterling) (approximately US $125,000) plus the use of a car. If the agreement is terminated for any reason, Dr. Barnes is entitled to receive his base salary for the remaining term of the agreement.

Option Grants in Last Fiscal Year

         No options were granted to the named executive officers during the fiscal year ended December 31, 1998.

         The following table provides certain information concerning the value of unexercised options held as of December 31, 1998 by the named executive officers. There were no options exercised by the named executive officers in 1998. All options held by the named executive officers are currently exercisable.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

                        Number of Unexercised         Value of Unexercised
                        Options at                    In-the-Money Options at
                        December 31, 1998             December 31, 1998 (1)
                        ------------------            ---------------------
       Name             Exercisable  Unexercisable    Exercisable  Unexercisable
       ----             -----------  -------------    -----------  -------------

Kenneth J. McLachlan    100,000        0                0            0

David Barnes, MD        18,000         0                0            0

(1) At December 31, 1998 there were no "in-the-money" options as calculated based on the closing price of $0.45 per share of the common stock on that date.

Certain Relationships and Related Transactions

         In December 1997, we entered into a management consulting agreement with International Business Consultants, under which IBCO agreed to provide the services of Kenneth J. McLachlan as our President and Chief Executive Officer from December 5, 1997 until December 31, 1998, with an automatic one year extension on January 1, 1999 and each year thereafter unless written notice is given by either us or IBCO 90 days prior thereto. Under the Agreement, IBCO will provide the services of Kenneth J. McLachlan as President and Chief Executive Officer in exchange for a base salary of $180,000 per annum or such greater amount as the Board of Directors may from time to time determine. Upon entering into the agreement, IBCO was granted options to purchase 25,000 shares of common stock at $4.06 per share. IBCO was also granted options to purchase 75,000 shares of common stock at $4.06 per share as compensation for Mr. McLachlan's previous service. See "-- Executive Compensation." Additionally, under the agreement, IBCO is entitled to an annual incentive bonus of 10% of our annual net income during the term which IBCO renders services under the Agreement, payable, at our option, in cash or common stock. IBCO may be terminated for cause or good reason, as defined in the agreement.

         In February 1998, subsequent to his resignation as President and Chief Executive Officer in December 1996, Ronald Lealos filed a lawsuit against us in Superior Court in Clark County in the State of Washington. In March 1998, we filed an answer to the complaint and asserted numerous counterclaims against Mr. Lealos. In December 1998, we filed a motion for summary judgment on the claims stated in the complaint, which was granted in February 1999. Subsequently, Mr. Lealos moved to amend the original complaint to allege new grounds for recovery of lost compensation, which motion was granted in February 1999. A trial based on the amended complaint and counterclaims is scheduled for October 1999. See "Business -- Legal Proceedings."

         In 1992, we loaned to Mr. Lealos, then President and Director, $93,000 to purchase shares of common stock. The loan accrues interest at 6% annually. In 1995, the sum of $9,175 was paid toward the principal of the loan, leaving a remaining principal balance of $83,825 which was due in full on December 31, 1996. The loan is among the subjects of our counterclaims against Mr. Lealos.

         In June and August 1997, we sold shares of common stock in a private placement pursuant to Regulation D, promulgated under the Securities Act. Pursuant to common stock subscription agreements with investors, we sold a total of 408,290 shares of common stock for an aggregate purchase price of $2,063,000, net of issuance costs. Bermuda Trust Company, trustee for the Morar Trust, of which the children of Kenneth J. McLachlan are beneficiaries, was an investor in the private placement and purchased 20,000 shares for an aggregate purchase price of $100,000.

         In May 1998, in a private placement pursuant to Regulation D, we sold a total of 156,250 shares of common stock to Paul P. Bernstein for an aggregate purchase price of $250,000.

         Eric F. Stoer, a Director, is a partner in the law firm of Bryan Cave LLP, which provided legal services to us in 1998 and which continues to provide legal services in 1999 at arms length rates.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of common stock as of April 15, 1999 as to (a) each person who is known to own beneficially more than 5% of the outstanding shares of common stock, (b) each Director or nominee for Director, (c) each of the executive officers named in the Summary Compensation Table and (d) all Directors and executive officers as a group. Except as otherwise noted, we believe the persons listed below have sole investment and voting power with respect to the common stock owned by them.

                                                        Common Stock
--------------------------------------       -----------------------------------
                                             Number of
                                             Shares                 % of Shares
                                             Beneficially           Beneficially
Name and Address                             Owned (1)              Owned
--------------------------------------       -----------------------------------

Kenneth J. McLachlan (2)
    607 Collingwood House
    Dolphin Square
    London SW1 3NF England                     170,000(2)             2.07%

Hans R. Vauthier
    Steinengraben 28
    Ch-4051
    Basel, Switzerland                          25,000(3)            *

Eric F. Stoer, Esq.
     c/o Bryan Cave LLP
     700 Thirteenth Street
     Washington, DC  20005                      25,000(4)            *

Paul P. Bernstein
     350 E. 79th Street
     Apt. 19-A
     New York, NY  10021                       156,250                1.93%

David Barnes, M.D.
     c/o SDS International, Ltd.
     11 Sovereign Close
     Sovereign Court
     London, England E1 9HW, UK                 35,800(5)            *

Biscount Overseas Limited
     c/o J. Owadyeh
     3 Freilager Str.
     Zurich, Switzerland CH-8043             3,250,619(6)            30.34%

Luc Hardy
    303 Cognewaugh Road
    Greenwich - Cos Cob, CT  06807           1,500,000               18.49%

All Executive Officers, Directors and
Director nominees as a group, (seven
persons)                                       478,780(7)             5.76%

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting power and investment power with respect to shares. Shares issuable upon the exercise of outstanding stock options that are currently exercisable or become exercisable within 60 days from April 15, 1999 are considered outstanding for the purpose of calculating the percentage of common stock owned by such person but not for the purpose of calculating the percentage of common stock owned by any other person.

(2) Includes 20,000 shares registered in the name of Bank of Bermuda Trust Company, trustee for the Morar Trust, an irrevocable trust established for the benefit of Mr. McLachlan's children. Also includes 50,000 shares registered in the name of Reads Trust Company Limited, trustee of an irrevocable trust established for the benefit of Mr. McLachlan's children. Mr. McLachlan has no power to vote or dispose of these shares pursuant to the terms of the trusts. Also includes options to purchase 100,000 shares of common stock which were granted to International Business Consultants, a Jersey company, of which Mr. McLachlan is a principal, in connection with consideration paid to International Business Consultants for Mr. McLachlan's services.

(3) Includes options to purchase 25,000 shares of common stock.

(4) Includes options to purchase 25,000 shares of common stock.

(5) Includes options to purchase 35,800 shares of common stock.

(6) The information as to beneficial ownership is based in part on Schedule 13D filed with the Securities and Exchange Commission by Biscount Overseas Limited on January 12, 1999. The Schedule 13D reported beneficial ownership of 650,619 shares of common stock, 1,893,939 shares issuable upon conversion of the 1,000 outstanding shares of 1998-B Preferred Stock, (based upon conversion at the market price of the common stock on December 22, 1998), and 100,000 shares issuable upon the exercise of warrants. Based upon the market price of the common stock on April 15, 1999, the 1,000 shares of 1998-B Preferred Stock would be convertible into 2,500,000 shares of common stock.

(7) Includes Kenneth J. McLachlan, Eric F. Stoer, Hans R. Vauthier, Paul P. Bernstein, David Barnes, Stefan Paskell and Paul D. Slowey, the current Directors and executive officers. Includes options to purchase an aggregate of 193,300 shares of common stock.

                               SELLING SHAREHOLDER

         The selling shareholder, Luc Hardy, received the 1,500,000 shares of common stock offered by this prospectus in March 1999 pursuant to a settlement agreement related to a lawsuit filed by Mr. Hardy against our company. See "Business -- Legal Proceedings."

         We will not receive any proceeds from the sale of the shares by the selling shareholder. Sale of any shares of common stock by the selling shareholder may depress the price of the common stock. The selling shareholder currently owns no shares of common stock other than the 1,500,000 shares offered by this prospectus. The selling shareholder is not an affiliate of our company and has had no position, office or other material relationship with us within the past three years. See "Security Ownership of Certain Beneficial Owners and Management."


                            DESCRIPTION OF SECURITIES

General

         Our Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $.01 per share. On August 3, 1998, all of our outstanding common stock was reverse split at a ratio of one-to-ten.. On April 15, 1999, there were approximately 8,113,544 shares of common stock and 1,000 shares of preferred stock outstanding.

Common Stock

         Holders of common stock are entitled to one vote for each share on all matters to be voted on by stockholders. There is no cumulative voting for the election of Directors, and the holders of more than 50% of the shares voted for the election of Directors can elect all of the Directors. The holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. Upon liquidation, dissolution or winding up of our company, our assets, after payment of liabilities and liquidation preferences over the common stock, will be distributed pro rata to the holders of common stock. Holders of shares of common stock have no conversion, preemptive or other subscription rights, and have no rights to require us to redeem or purchase their shares. All of the outstanding shares of common stock are, and the shares of common stock offered by this prospectus, when issued against the consideration set forth in this prospectus, will be, fully paid and nonassessable.

Preferred Stock

         In August 1998, we sold 500 shares of 1998-B Preferred Stock to an investor for an aggregate purchase price of $470,000 (net of issuance costs of $30,000). In December 1998, we sold an additional 500 shares of the 1998-B Preferred Stock to the investor for an aggregate purchase price of $470,000 (net of issuance costs of $30,000) and issued an additional 145 shares of the 1998-B Preferred Stock to the investor in satisfaction of certain obligations under the terms of the 1998-A Preferred Stock and 1998-B Preferred Stock held by the investor. Pursuant to a letter agreement entered into in April 1999, the investor is obligated to purchase an additional 500 shares of 1998-B Preferred Stock for an aggregate purchase price of $470,000 (net of issuance costs of $30,000) upon certain conditions. See "Management's Discussion and Analysis or Plan of Operation -- Liquidity and Capital Resources."

         Pursuant to the terms of the 1998-B Preferred Stock, the holder has the right, exercisable at any time from and after 90 days following the date of issuance of a share of 1998-B Preferred Stock, at its option, to convert such share of 1998-B Preferred Stock in exchange for shares of common stock. Each share of 1998-B Preferred Stock will automatically be converted into shares of common stock on the date which is two years from the date of issuance of such share. Upon conversion of the 1998-B Preferred Stock, the holder will be entitled to receive a number of shares of common stock as determined by dividing the purchase price of the 1998-B Preferred Stock by the lesser of (i) $1.69 and
(ii) 80% of the average closing bid price of the common stock for the five trading days prior to conversion, subject to adjustment upon the occurrence of certain dilutive events. As of the date of this prospectus, the holder has not converted any shares of 1998-B Preferred Stock.

         The holders of 1998-B Preferred Stock are entitled to vote on only such matters as to which such vote is required by Delaware law. To the extent that Delaware law provides for holders of 1998-B Preferred Stock to vote separately as a class, each share of 1998-B Preferred Stock will be entitled to one vote. To the extent that Delaware law entitles holders of 1998-B Preferred Stock to vote with the holders of common stock, voting together as one class, each share will be entitled to a number of votes equal to the number of shares of common stock into which it is then convertible. The holders of 1998-B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, cumulative dividends at an annual rate of six percent, commencing on the date of issuance and payable simultaneously with conversion of the 1998-B Preferred Stock. Dividends are payable in cash or in common stock, at our option. Upon liquidation, dissolution or winding up of our company, our assets, our assets will be distributed pro rata to the holders of 1998-B Preferred Stock prior to holders of other capital stock (other than capital stock that specifically ranks senior to the 1998-B Preferred Stock, of which there is none outstanding as of the date of this prospectus).

         The foregoing summary is qualified in its entirety by the terms of the common stock and 1998-B Preferred Stock.


                              PLAN OF DISTRIBUTION

         The selling shareholder may sell the shares in one or more transactions (which may involve one or more block transactions) on the over-the-counter market on the OTC Bulletin Board at prices and upon terms then prevailing, or at prices related to the then current market price, or in separately negotiated transactions, or in a combination of such transactions. The shares may be sold by one or more of the following methods: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) privately negotiated transactions; (e) short sales; and (f) face-to-face transactions between sellers and purchasers without a broker-dealer. The selling shareholder may also sell shares in accordance with Rule 144 under the Securities Act. The selling shareholder will be deemed to be an underwriter of the shares within the meaning of the Securities Act.

         In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholder in amounts to be negotiated immediately prior to the sale. Brokers and dealers and any other participating brokers or dealers may, in connection with sales of the shares, be deemed to be underwriters within the meaning of the Securities Act. Any discounts or commissions received by brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act.

         We will bear all other costs and expenses incurred in connection with this offering, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of the shares and up to $2,000 of the selling shareholder's legal fees.


                                     LAWYERS

         The validity of the shares of common stock being offered by this prospectus will be passed upon by Bryan Cave LLP, 700 Thirteenth Street, N.W., Washington, DC 20005. Eric F. Stoer, a Director, is a partner in Bryan Cave LLP.


                                     EXPERTS

         Our financial statements for the fiscal year ended December 31, 1998 and 1997 have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods set forth in their report with respect thereto. The financial statements are included in our annual reports on Form 10-KSB for the fiscal years ended December 31, 1998 and 1997 in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                             CHANGES IN ACCOUNTANTS

         On May 30, 1997, we dismissed our independent accountants, Hollander, Gilbert & Co. Our Board of Directors recommended and approved the dismissal.

         The audit reports of Hollander, Gilbert & Co. on our consolidated financial statements as of and for the fiscal years ended December 31, 1996 and 1995 did not contain an adverse opinion or a disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except they were modified as to uncertainty of our being able to continue as a going concern. During fiscal years 1996 and 1995 and the subsequent interim period through May 30, 1997, there were no disagreements with Hollander, Gilbert & Co. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not satisfied to Hollander, Gilbert & Co.'s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports.

         Also on May 30, 1997, we engaged Arthur Andersen LLP to be our independent auditors. We did not consult with Arthur Andersen LLP at any time prior to its engagement regarding the application of accounting principles to a completed or contemplated specified transaction or the type of audit opinion that might be rendered on our consolidated financial statements. Prior to engaging Arthur Andersen LLP, we did not receive any written or oral advice from Arthur Andersen LLP on accounting, auditing, or financial reporting issues. Our Board of Directors recommended and approved the engagement and our shareholders ratified the engagement at the annual meeting of shareholders held on May 30, 1997.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As permitted by Delaware law, our Certificate of Incorporation provides that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except that directors will be liable (a) for any breach of duty of loyalty to us or stockholders, (b) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation further provides that we must indemnify its directors to the fullest extent permitted by Delaware law.

         The effect is that we are required to indemnify our directors and officers for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or others, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement. Certain parts are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each statement is qualified in all respects by reference to that contract or other document filed with the Commission. For further information with respect to our company and this offering, you should refer to the Registration Statement, including its exhibits, which may be inspected without charge at the office of the Commission, 450 Fifth Street, NW, Washington, DC, 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. The Registration Statement has been filed electronically through the Commission's Electronic Data, Gathering, Analysis and Retrieval (EDGAR) system and can be obtained from the Commission's web site (http://www.sec.gov).

                              FINANCIAL STATEMENTS

         The Consolidated Financial Statements, together with the report thereon of Arthur Andersen LLP, are included in this report as follows:


         Report of Arthur Andersen LLP                                       F-2

         Consolidated Balance Sheets as of December 31, 1998 and 1997        F-3

         Consolidated Statements of Operations -                             F-4
              For the Years Ended December 31, 1998 and 1997

         Consolidated Statement of Shareholders' Deficit -                   F-5
              For the Years Ended December 31, 1998 and 1997

         Consolidated Statements of Cash Flows -                             F-6
              For the Years Ended December 31, 1998 and 1997

         Notes to Consolidated Financial Statements                          F-7

                    Report of Independent Public Accountants


To the Board of Directors and Shareholders of Saliva Diagnostic Systems, Inc.:

We have audited the accompanying consolidated balance sheets of Saliva Diagnostic Systems, Inc. (a Delaware Corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statement of operations, shareholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Saliva Diagnostic Systems, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                            Arthur Andersen LLP


Portland, Oregon,
March 18, 1999 (Except with respect to
     the matters discussed in Note 15, as to
     which the date is March 25, 1999)

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                         December 31,
                                                                 ----------------------------
                                                                      1998            1997
                                                                 ------------    ------------
Assets
Current assets:
   Cash and cash equivalents                                     $    151,524    $    271,312
   Accounts receivable, less allowance of $83,603 (1998)
      and $42,000 (1997)                                               95,242         154,052
   Inventories                                                        205,792         458,177
   Prepaid expenses                                                    25,974          51,876
                                                                 ------------    ------------
      Total current assets                                            478,532         935,417

   Property and equipment, less accumulated
      depreciation of $782,463 (1998) and $995,853 (1997)             208,950         434,457
   Deposits                                                            14,307          40,162
   Restricted cash                                                     59,420         120,500
   Patents and trademarks, less accumulated
     amortization of $57,605 (1998) and $48,375 (1997)                 99,310         108,541
                                                                 ============    ============
                                                                 $    860,519    $  1,639,077
                                                                 ============    ============

Liabilities and Shareholders' Deficit Current liabilities:
   Accounts payable                                              $    439,227    $    347,835
   Accounts payable to related party                                   75,000               -
   Accrued expenses                                                 1,604,536       1,805,498
   Accrued interest payable                                            68,240          68,240
   Current portion of long-term debt and
     obligations under capital leases                                  59,387          33,779
                                                                 ------------    ------------
       Total current liabilities                                    2,246,390       2,255,352
Long-term debt and obligations under capital
  leases, net of current portion                                            -          59,401
                                                                 ------------    ------------
       Total liabilities                                            2,246,390       2,314,753

Commitments and Contingencies (Note 13)

Shareholders' deficit:
   Series 1998-B Convertible Preferred Stock:
      1,645 shares authorized, 1,145 shares issued and
      outstanding, liquidation preference of                        1,085,000               -
                                                                                 $  1,159,000
   Common stock, $.01 par value, 50,000,000
     shares authorized, issued and outstanding:
     5,231,888 (1998) and 2,934,462 (1997)                             52,319          29,344
   Additional paid-in capital                                      32,069,415      27,905,263
   Note receivable from shareholder for stock                         (83,825)        (83,825)
   Accumulated deficit                                            (34,508,780)    (28,526,458)
                                                                 ------------    ------------
      Total shareholders' deficit                                  (1,385,871)       (675,676)
                                                                 ============    ============
                                                                 $    860,519    $  1,639,077
                                                                 ============    ============

      The accompanying notes are an integral part of these balance sheets.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                             Years Ended December 31,
                                                            --------------------------
                                                                1998           1997
                                                            -----------    -----------
Revenues
   Product sales                                            $   907,957    $ 1,422,296

Costs and expenses:
  Cost of products sold                                       1,200,308      1,426,638
  Research and development expense                              442,299        665,475
  Selling, general and administrative expense                 3,999,983      5,270,955
  Restructuring expense                                               -        278,537
                                                            -----------    -----------
      Loss from operations                                   (4,734,633)    (6,219,309)

Interest income                                                  16,117         28,850

Interest expense                                                (10,819)      (413,993)
Other income (expense)                                           52,348         (7,760)
                                                            -----------    -----------

   Net loss                                                  (4,676,987)    (6,612,212)

Dividends including deemed dividends on preferred stock       1,305,335              -
                                                            -----------    -----------

   Net loss available to common stockholders                $(5,982,322)   $(6,612,212)
                                                            ===========    ===========

  Basic and diluted net loss per share                      $     (1.50)   $     (2.66)
                                                            ===========    ===========

  Shares used in basic and diluted per share calculations     3,997,768      2,489,490
                                                            ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' DEFICIT

                                                               Series 1998-B      Additional
                                             Common Stock     Preferred Stock      Paid-in        Note     Accumulated
                                            Shares   Amount    Shares    Amount    Capital     Receivable    Deficit       Total
                                          ---------- -------  --------   ------   -----------  ----------  ------------  ----------
Balances, December 31, 1996                2,209,078 $22,091                      $23,136,612   $(83,825)  $(21,914,246) $1,160,632
Beneficial conversion feature
 related to Convertible Debentures
 issued March 1997                                                                    375,000                               375,000
Conversion of Debentures into
 common stock                                173,682   1,737                        1,498,263                             1,500,000
Write-off of unamortized
 financing costs                                                                      (99,800)                              (99,800)
Issuance of common stock pursuant
 to Debenture and private
 placement conversion
  reset provisions                           139,936   1,399                           (1,399)
 Issuance of common stock
   in payment of interest
   on Debentures                               2,760      27                           29,368                                29,395
Sale of common stock in
 private placements                          408,291   4,083                        2,059,331                             2,063,414
Exercise of stock options                        715       7                              451                                   458
Compensation expense on
  issuance of stock options                                                           907,437                               907,437
Net loss                                                                                                     (6,612,212) (6,612,212)
                                           --------- -------   ------ ----------  -----------   --------   ------------ -----------
Balances, December 31, 1997                2,934,462  29,344                       27,905,263    (83,825)   (28,526,458)   (675,676)
Issuance of common stock                     156,250   1,563                          248,437                               250,000
Issuance of common stock in
  connection with severance
  agreement                                   16,000     160                           25,440                                25,600
Issuance of common stock pursuant
   to private placement conversion
   reset provisions                          320,925   3,209                           (3,209)
Series 1998-A preferred stock:
   Issuance of preferred stock, net                            1,500     831,750      548,250                             1,380,000
   Earned dividends                                                                    36,193                   (36,193)
   Accretion of deemed preferred dividends
     including accretion of warrants,
     issuance costs, beneficial conversion
     feature and registration penalty                            145     813,250                               (813,250)
   Conversion to common stock              1,804,251  18,043  (1,500) (1,500,000)   1,481,957
Series 1998-B preferred stock:
   Issuance of preferred stock                                 1,000     940,000                                            940,000
  Accretion of deemed preferred dividends
     including accretion of warrants and
     beneficial conversion feature                                                    442,084                  (442,084)
   Earned dividends                                                                                             (13,808)    (13,808)
Common stock issuable in connection
   with settlement agreement                                                        1,385,000                             1,385,000
Net loss                                                                                                     (4,676,987) (4,676,987)
                                           --------- -------  ------  ----------  -----------   --------   ------------ -----------
Balances, December 31, 1998                5,231,888 $52,319   1,145  $1,085,000  $32,069,415   $(83,825)  $(34,508,780)$(1,385,871)
                                           ========= =======  ======  ==========  ===========   ========   ============ ===========

   The accompanying notes are an integral part of these financial statements.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  Year Ended December 31,
                                                                --------------------------
                                                                    1998           1997
                                                                -----------    -----------
Cash Flows From Operating Activities:
  Net loss                                                      $(4,676,987)   $(6,612,212)
  Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation and amortization                                 213,903        225,606
      Compensation expense on issuance of stock options                   -        907,437
      Settlement expense payable in common stock                  1,385,000              -
      (Loss) gain on sale of property and equipment                 (43,479)        25,900
      Loss on write off of assets                                    62,003              -
      Interest expense related to conversion of Debentures                -        404,395
  Changes in current assets and liabilities:
    Accounts receivable                                              58,810         24,384
    Inventories                                                     252,385       (189,746)
    Prepaid expenses and deposits                                   112,837        (17,451)
    Accounts payable and accrued expenses                           (22,778)     1,335,260
                                                                -----------    -----------
      Net cash used in operating activities                      (2,658,306)    (3,896,427)
Cash Flows From Investing Activities:
   Acquisitions of property and equipment                           (41,381)       (62,770)
   Proceeds from sale of property and equipment                      32,685              -
   Deposits                                                               -         48,332
                                                                -----------    -----------
     Net cash used in investing activities                           (8,696)       (14,438)
Cash Flows From Financing Activities:
    Proceeds from issuance of Common Stock, net of
        issuance costs                                              250,000      2,063,414
    Proceeds from sale of Preferred Stock, net of
        issuance costs                                            2,320,000              -
    Proceeds from Convertible Debentures, net of
        issuance costs                                                    -      1,380,000
    Exercise of common stock options and warrants                         -            458
    Repayment of long term debt and capital lease obligations       (22,786)       (38,075)
                                                                -----------    -----------
     Net cash provided by financing activities                    2,547,214      3,405,797
                                                                -----------    -----------

     Net decrease in cash and cash equivalents                     (119,788)      (505,068)
         Cash and cash equivalents, beginning of period             271,312        776,380
                                                                ===========    ===========
         Cash and cash equivalents, end of period               $   151,524    $   271,312
                                                                ===========    ===========

Supplemental disclosure of cash flow information:
    Cash paid for interest                                      $    10,819    $     7,800
Supplemental disclosure of non-cash information:
  Conversion of deposit to property and equipment           $             -    $   100,153
  Conversion of Debentures into common stock                              -      1,380,000
  Dividends and deemed dividends on Preferred Stock               1,305,335              -

   The accompanying notes are an integral part of these financial statements.

                SALIVA DIAGNOSTIC SYSTEMS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1998 AND 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business
Saliva Diagnostic Systems, Inc., a Delaware corporation (the Company), is primarily engaged in the development, manufacturing and marketing of rapid in-vitro assays for use in the detection of infectious diseases and other conditions, and medical specimen collection devices.

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, SDS International, Ltd. (1998 and 1997) and Saliva Diagnostic Systems (Asia) Ltd. (1997). All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents
Cash and cash equivalents consists of cash and short-term highly liquid investments purchased with original or remaining maturities of three months or less.

Inventories
Inventories are stated at the lower of cost or market determined on a first-in, first-out (FIFO) basis.

Property and Equipment
Property and equipment is stated at cost. Depreciation is computed on the straight-line method based upon the estimated useful life of the assets. Leasehold improvements are amortized over the life of the related lease. Useful lives are generally as follows:

         Office furniture and equipment      five to seven years
         Machinery and equipment             seven years
         Exhibits                            seven years
         Vehicles                            five years

Patents and Trademarks
The costs of patents and trademarks are being amortized on the straight line method over 17 years.

Revenue Recognition
Revenue is recognized when products are shipped to customers.

Product Liability
The Company has not established any allowance for product liability at present because of the limited distribution of its product and limited history which reflect no instance of problems with product liability.

Research and Development
Research and development expenditures include those costs associated with the Company's on-going research and development activities. All research and development costs are expensed as incurred.

Income Taxes
The Company is in a net deferred tax asset position and has generated net operating losses to date. Accordingly, no provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's deferred tax assets will be realized.

Loss Per Share
Basic earnings per common share is computed using the weighted average number of shares of common stock outstanding for the period. Diluted earnings per common share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares related to stock options and warrants outstanding during the period.

A net loss was reported in the both 1998 and 1997, and accordingly, the denominator was equal to the weighted average outstanding shares with no consideration for outstanding options and warrants to purchase shares of the Company's common stock, because to do so would have been anti-dilutive. Stock options for the purchase of 200,450 and 315,350 shares and warrants for the purchase of 144,418 and 194,722 shares for the years ended December 31, 1998 and 1997, respectively, were not included in loss per share calculations, because to do so would have been anti-dilutive. The Company also has 1,145 shares of Series 1998-B preferred stock outstanding, which may be converted into common stock pursuant to the agreement under which it was issued. See Note 7. These common equivalent shares have not been included in loss per share calculations, because to do so would have been anti-dilutive

Comprehensive Income (Loss)
The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130) during the first quarter of 1998. This statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general purpose financial statements. The objective of SFAS 130 is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners. Comprehensive loss did not differ from currently reported net loss in the periods presented.

Fair Value of Financial Instruments
The carrying amounts of cash and cash equivalents, accounts receivable and accounts payable approximate fair value because of the short-term nature of these instruments. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument when available. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Concentration of Credit Risk
Financial instruments which subject the Company to concentrations of credit risk consist primarily of trade receivables from large domestic and foreign companies. Sales to two customers accounted for approximately 42% of total sales in 1998. Sales to one customer accounted for approximately 17% of total product sales in 1997. At December 31, 1998 accounts receivable from two customers comprised 35% of total net accounts receivable. The Company's foreign sales in 1998 and 1997 were 37% and 41% of total sales, respectively.

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

Reclassifications
Certain 1997 balances have been reclassified to conform with the current year's presentation.

Effect of Recent Accounting Pronouncements
In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 also requires that changes in the derivative instrument's fair value be recognized currently in results of operations unless specific hedge accounting criteria are met. SFAS 133 is effective for fiscal years beginning after June 15, 1999. The Company expects that adoption of SFAS 133 will have no impact on the Company's financial condition or results of operations.

2. SUBSTANTIAL DOUBT REGARDING ABILITY TO CONTINUE AS A GOING CONCERN

Significant Operating Losses - Accumulated Deficit
Since July 1990, the Company has been engaged almost exclusively in research and development activities focused on developing proprietary saliva based collection devices and rapid assays for infectious diseases. Other than sales of the Company's collection devices, the Company has not yet commenced any significant product commercialization. The Company has incurred significant operating losses since its inception, resulting in an accumulated deficit of $34,508,780 at December 31, 1998. Such losses are expected to continue for the foreseeable future and until such time, if ever, as the Company is able to attain sales levels sufficient to support its operations. There can be no assurance that the Company will achieve or maintain profitability in the future. Despite the Company's stock financings in 1998 (see Note 7), substantial additional financing will be required in 1999. There can be no assurances that such financing will be achieved.

The Company's capital requirements have been and will continue to be significant. The Company's capital base is smaller than that of many of its competitors, and there can be no assurance that the Company's cash resources will be able to sustain its business. The Company is dependent upon its effort to raise capital to finance its future operations, including the cost of development, manufacturing and marketing of its products, to conduct clinical trials and submissions for FDA approval of its products and to continue the design and development of its new products. Marketing, manufacturing and clinical testing may require capital resources substantially greater than the resources available to the Company. The Company will continue to seek public or private placement of its equity securities and corporate partners to develop products. The Company's future capital needs will depend upon numerous factors, including the progress of the approval for sale of the Company's products in various countries, including the United States, the extent and timing of the acceptance of the Company's products, the cost of marketing and manufacturing activities and the amount of revenues generated from operations, none of which can be predicted with much certainty. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company's significant operating losses and significant capital requirements, however, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3. RESTRUCTURING

Results of operations of 1997 included a charge associated with a restructuring plan designed to reduce costs and improve manufacturing and operational efficiencies. Under the plan, the Company closed its Singapore manufacturing operations in October 1997. The Company has out-sourced manufacturing previously performed in Singapore to qualified sources and locations. Total costs accrued in connection with the restructuring were $279,000 and included approximately $161,000 related to termination of employees, approximately $37,000 associated with the settlement of the lease obligation in Singapore, $71,000 for other costs related to closing the Singapore location and $10,000 non-cash charge for the write-off of leasehold improvements. Accrued restructuring, included in accrued expenses, was $13,040 at December 31, 1998, representing residual amounts which will be paid during the statutory liquidation of the Singapore subsidiary.

4. INVENTORIES

Inventories consisted of the following:

                                                          December 31,
                                                   -------------------------
                                                     1998             1997
                                                   --------         --------
Raw materials                                      $140,394         $280,438
Work in process                                      31,701          11,569
Finished goods                                       33,697          166,170
                                                   --------         --------
                                                   $205,792         $458,177
                                                   ========         ========

5. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                                           December 31,
                                                   ---------------------------
                                                      1998             1997
                                                   ----------       ----------
Office furniture and equipment                     $   49,330       $   57,988
Machinery and equipment                               815,798        1,105,025
Leasehold improvements                                 38,631           71,568
Vehicles                                               81,828          164,774
Exhibits                                                5,826           30,955
                                                   ----------       ----------
                                                      991,413        1,430,310
  Less: accumulated depreciation
     and amortization                                (782,463)        (995,853)
                                                   ----------
                                                                    ==========
                                                   $  208,950       $  434,457
                                                   ==========       ==========

6. ACCRUED EXPENSES

Accrued expenses consisted of the following:

                                                           December 31,
                                                   ---------------------------
                                                      1998             1997
                                                   ----------       ----------
Accrued wages and salaries                         $  429,513       $  493,352
Accrued payroll taxes                                 107,357           92,144
Accrued restructuring expenses                         13,040          135,522
Accrued litigation expenses                           440,000          750,000
Accrued legal expense                                 508,210          331,554
Other accrued liabilities                             106,416            2,926
                                                   ----------       ----------
                                                   $1,604,536       $1,805,498
                                                   ==========       ==========

7. SHAREHOLDERS' DEFICIT

On August 3, 1998, the Company amended the Company's Certificate of Incorporation declaring that each ten outstanding shares of the Company's common stock be converted and reconstituted into one share of common stock. As a result, all share amounts and per share amounts in these financial statements have been restated to reflect the reverse stock split.

On February 20, 1997, at a Special Meeting of Shareholders, the shareholders of the Company approved an amendment to the Company's Certificate of Incorporation increasing the number of authorized shares of the Company's common stock, par value $.01 per share, from 25,000,000 to 33,000,000 shares.

On November 21, 1997, at a Special Meeting of Shareholders, the shareholders of the Company approved amendments to the Company's Certificate of Incorporation
(i) increasing the number of authorized shares of the Company's common stock, par value $.01 per share, from 33,000,000 to 50,000,000, and (ii) authorizing the creation of a new class of stock, designated "Preferred Stock." The Preferred Stock is issuable in one or more series on terms and conditions to be established by the Board of Directors of the Company. Designations, preferences, conversion rights, cumulative rights, and relative, participation, optional and other rights, including voting rights, qualifications, limitations or restrictions, thereof, are determined by the Board of Directors of the Company.

1998 Financings
On January 26, 1998, the Company entered into a securities purchase agreement with an investor for the issuance and sale of shares of its 1998-A Preferred Stock. Pursuant to the securities purchase agreement, the Company sold a total of 1,500 shares of the 1998-A Preferred Stock to the investor for an aggregate purchase price of $1,380,000 (net of issuance costs of $120,000). The investor is entitled to receive a number of shares of the Company's common stock upon conversion of the 1998-A Preferred Stock as determined by dividing the purchase price of the 1998-A Preferred Stock by the lesser of (i) $3.375, and (ii) 80% of the average closing bid price of the Company's common stock for the five trading days prior to conversion. On July 30, 1998, the Company amended the Securities Purchase Agreement to eliminate the redemption rights pursuant to the Securities Purchase Agreement for the 1998-A Preferred Stock. As of December 31, 1998, all outstanding shares of the 1998-A Preferred Stock had been converted into 1,804,251 shares of common stock.

In connection with the issuance and sale of the 1998-A Preferred Stock, the Company entered into a separate registration rights agreement with the investor under which the Company was required to file a registration statement covering resales of shares of the common stock issuable upon conversion of the 1998-A Preferred Stock. The Agreement provides that the Company will pay certain amounts to the investor if the registration statement was not filed on or before February 26, 1998 or was not declared effective by the Securities and Exchange Commission by April 26, 1998. A registration statement on Form S-3 was filed on February 26, 1998. Because the Company was no longer eligible to file on Form S-3 due to the delisting of the Company's securities from Nasdaq, the Company had filed pre-effective amendments to the registration statement on Form SB-2. The terms of the 1998-A Preferred Stock provided that, if the registration statement is not declared effective by April 26, 1998, the Company shall pay, upon demand of the investor, an amount equal to two percent (2%) of the purchase price of the 1998-A Preferred Stock for the period from April 26, 1998 until the date the registration statement is declared effective. The investor has waived the right to receive any such payment in exchange for 145 shares of the Company's 1998-B Preferred Stock, which were issued to the investor on December 11, 1998. The value of these shares, $145,000, has been included as deemed dividends on preferred stock in the accompanying consolidated financial statements.

In connection with the issuance of the 1998-A Preferred Stock, the Company paid a cash fee to the investor of 7.5% of the gross proceeds ($112,500) and attorney's fees equal to 0.5% of the gross proceeds ($7,500). The Company also issued warrants to the investor to purchase up to 75,000 shares of common stock at an exercise price of $3.375 per share, which expire on January 26, 2003. The fair value of these warrants of $248,250 has been reflected as a discount to the 1998-A Preferred Stock and was accreted as deemed preferred dividends over the conversion period, which ended July 25, 1998. The investor was entitled to receive a number of shares of the Company's common stock upon conversion of the 1998-A Preferred Stock as determined by dividing the purchase price of the 1998-A Preferred Stock by the lessor of (i) $3.375 or (ii) 80% of the average closing bid price of the Company's common stock for the five trading days prior to conversion. The fair value of this beneficial conversion feature, $300,000, was recorded as a discount to the 1998-A Preferred Stock and was accreted to deemed preferred dividends over the conversion period which ended July 25, 1998. The following summarizes deemed dividends and earned dividends on the Series A Preferred Stock and related accretion as of December 31, 1998.

                                                              Accreted or Earned
                                                     Total          as of
                                                     Value     December 31, 1998
                                                   --------    -----------------
         Beneficial conversion feature             $300,000        $300,000
         Issuance costs                             120,000         120,000
         Warrants                                   248,250         248,250
         Preferred stock issued in settlement
            of registration delay                   145,000         145,000
         Earned dividends (6% of preferred
           principal value)                          36,193          36,193
                                                   --------        --------
            Total                                  $849,443        $849,443
                                                   ========        ========

On August 3, 1998, the Company entered into a securities purchase agreement with an investor for the issuance and sale of a total of 1,500 shares of Series 1998-B Preferred Stock for an aggregate purchase price of $1,410,000 (net of issuance costs of $90,000). In August 1998, pursuant to the securities purchase agreement, the Company sold a total of 500 shares of the 1998-B Preferred Stock to the investor for an aggregate purchase price of $470,000 (net of issuance costs of $30,000). The investor is entitled to receive a number of shares of the Company's common stock upon conversion of the 1998-B Preferred Stock as determined by dividing the purchase price of the 1998-B Preferred Stock by the lesser of (i) $1.69, and (ii) 80% of the average closing bid price of the Company's common stock for the five trading days prior to conversion. In December 1998, the Company sold an additional 500 shares of the 1998-B Preferred Stock to the investor for an aggregate purchase price of $470,000 (net of issuance costs of $30,000) and issued an additional 145 shares of the 1998-B Preferred Stock to the investor in satisfaction of certain obligations under the terms of the 1998-A Preferred Stock and 1998-B Preferred Stock held by the investor. Pursuant to a letter agreement entered into in April 1999 amending the terms of the securities purchase agreement, the investor is obligated to purchase an additional 500 shares of 1998-B Preferred Stock for an aggregate purchase price of $470,000 (net of issuance costs of $30,000). The investor has paid $200,000 of the aggregate purchase price and has agreed to pay the remaining $270,000 of the purchase price upon the filing of a satisfaction and release with the court in the lawsuit recently settled between the Company and Luc Hardy.

The 1998-B Preferred Stock is convertible into common stock of the Company at a beneficial conversion ratio and, as a result, a discount of $286,250 in the aggregate, was recorded at the date of issuance of the 1,000 shares of the 1998-B Preferred Stock in 1998. The $286,250 discount will accreted to deemed preferred dividends over the conversion period, which ends March 11, 1999.

In connection with the issuance of the 1998-B Preferred Stock, the Company issued warrants to purchase up to 25,000 shares of Common stock at an exercise price of $3.375 per share, which expire on January 26, 2003. The fair value of these warrants of $253,750 was accreted to deemed preferred dividends over the conversion period which ended November 1, 1998. The following summarizes deemed dividends and earned dividends on the Series B Preferred Stock and related accretion as of December 31, 1998.

                                              Total            Accreted as of
                                              Value           December 31, 1998
                                            --------          -----------------
         Beneficial conversion feature      $286,250              $188,334
         Warrants                            253,750               253,750
                                            --------              --------
            Total                           $540,000              $442,084
                                            ========              ========

1997 Financings
In March 1997, the Company raised net proceeds of approximately $1,380,000 (net of issuance costs of $120,000) from the private sale of the 7.5% convertible debentures due February 28, 1999 (the "Debentures"). In connection with the issuance of the Debentures, the Company also issued warrants to Grayson & Associates, Inc. ("Grayson") in consideration of certain financial consulting services performed on behalf of the Company related to the sale of the Debentures. The warrants entitle the holder thereof to purchase up to 8,955 shares of common stock from the Company for a purchase price of $13.40 per share on or before March 14, 2002. (The warrantholder has certain demand and piggyback registration rights with respect to the shares that may be issued upon exercise of the warrants.) In May and June 1997, the holders of the Debentures agreed to an acceleration of conversion and to hold the common stock issued pursuant to such conversion (the "Early Conversion Shares") in accordance generally with the original conversion schedule. On June 5, 1997, $800,000 in principal amount of the Debentures were converted into a total of 83,360 shares of the Company's common stock and on June 30, 1997 the remaining $700,000 in principal amount of the Debentures were converted into a total of 90,323 shares of the Company's common stock. A total of $29,395 of accrued interest on the converted Debentures payable June 30, 1997 was paid to holders of the Debentures in the form of 2,760 shares of the Company's common stock. In addition, the Company agreed to certain conversion reset provisions, pursuant to which the holders of the Early Conversion Shares may receive certain additional shares of the Company's common stock under certain conditions. In accordance with such provisions, one holder of the Debentures exercised his right to receive an additional 5,720 shares on October 15, 1997 and 34,233 shares on January 9, 1998, and the other holder of the Debentures exercised its right to receive an additional 30,592 shares on November 5, 1997 and 85,652 shares on January 9, 1998. No further rights or obligations for the issuance of common stock are outstanding under the terms of the Debentures.

The number of shares of common stock issuable upon the conversion of the Debentures was determined by dividing the principal amount of the Debentures converted by the Conversion Price, as defined in the Debentures. The conversion price was defined as the lesser of 115% of Company's common stock market price at issuance of the Debenture (i.e. $19.191 per share) or 80% of the Company's common stock market price at conversion of the Debenture.

A discount had been recorded at the date of issuance of the Debentures, resulting from an allocation of proceeds to the discounted conversion feature, which was to be amortized to interest expense over the conversion period. Additionally, financing costs related to these Debentures were deferred and amortized, using the effective interest method, over the term of the Debentures. The discount and remaining unamortized financing costs of $375,000 and $99,800, respectively, were written off to interest expense and additional paid in capital, respectively, upon conversion of the Debentures.

On June 30, 1997, the Company entered into two separate common stock subscription agreements for the issuance and sale of shares of the Company's common stock pursuant to Regulation D, promulgated under the Securities Act of 1933, as amended (the "Offering"). Pursuant to a common stock Purchase Agreement between the Company and certain investors named therein (the "Investors"), the Company sold a total of 242,000 shares of common stock to the Investors for an aggregate purchase price of $1,210,000, $612,500 of which was subscribed for by Investors as of June 30, 1997. Pursuant to a Common Stock Purchase Agreement between the Company and The Tail Wind Fund Ltd. ("Tail Wind"), the Company sold a total of 41,291 shares of common stock to Tail Wind for an aggregate purchase price of $300,000. The closing on $337,500 principal amount of the Offering to the Investors and $300,000 principal amount of the Offering to Tail Wind took place on July 14, 1997; the closing of $547,500 principal amount of the Offering to the Investors took place on July 17, 1997; and the closing of the remaining $325,000 principal amount of the Offering to the Investors took place on July 22, 1997.

On August 22, 1997, the Company entered into a Common Stock Subscription Agreement for the issuance and sale of shares of the Company's common stock pursuant to Regulation D, (the "August Offering.") Pursuant to a Common Stock Purchase Agreement between the Company and an investor named therein (the "August Investor") the Company sold a total of 125,000 shares of common stock for an aggregate purchase price of $750,000. The Closing of the August Offering took place on August 26, 1997.

Tail Wind and the August Investor are entitled to receive additional shares of common stock under their respective agreements subject to certain conditions related to the trading price of the Company's common stock during a specified period. In accordance with such provisions, the August Investor exercised his right to receive an additional 103,571 shares on December 16, 1997. Tail Wind may still be able to exercise its rights under certain circumstances. The common stock purchased in the Offering and the August Offering (collectively referred to as "the Offerings") is subject to certain resale restrictions. In connection with the Offerings, the Company also entered into separate registration rights agreements with the Investors, Tail Wind, and the August Investor under each of which the Company is required to file a registration statement covering resales of shares of the common stock sold in the Offering within 30 days after the date on which the closing relating to those shares occurred. A registration statement on Form S-3 covering resales of such shares was declared effective on September 30, 1997. Because the Company is no longer eligible to file on Form S-3 due to the delisting of the Company's securities from Nasdaq, the Company intends to file a post effective amendment to the registration statement on Form SB-2.

In connection with the Offerings, the Company paid a finder's fee to Grayson & Associates, Inc. ("Grayson") of $104,800 in cash and warrants to purchase 16,160 shares of the Company's common stock for an exercise price of $5.00 per share, and 3,303 shares of the Company's common stock for an exercise price of $7.2656 per share, all of which expire on June 30, 2002. The Company also issued to Tail Wind warrants to purchase up to 10,000 shares of the Company's common stock, exercisable at any time from January 1, 1998 to January 1, 2003, at an exercise price of $10.00 per share. Grayson and Tail Wind have certain registration rights with respect to the shares of common stock that may be issued upon exercise of their respective warrants. The registration statement on Form S-3 which was declared effective on September 30, 1997, covered resales of these shares.

Nasdaq Delisting
Effective with the close of the market on March 10, 1998, the Company's securities were delisted from The Nasdaq SmallCap Market for failure to meet the new Nasdaq continued listing requirements. Trading in the Company's securities is and will be conducted in the over-the-counter market on the OTC Bulletin Board, an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets."(See Item 5 - Market for Common Equity and Related Stockholder Matters).

Note Receivable Related to Sale of Stock
In January 1992, the Company sold to its President, who resigned in December 1996, 36,691 shares of common stock for $92,970 for a note payable to the Company in that amount. In 1995, $9,145 of principal on the note was paid. The note bore interest at 6% per annum, and was originally due December 1994, but later extended until December 1995. In December 1995, the Company extended the note for another year. The note was due on December 31, 1996 and, at December 31, 1998, $83,825 plus unpaid accrued interest was outstanding.

8. STOCK-BASED COMPENSATION PLANS

The Company has two stock option plans, a "1992 Plan", under which 35,000 shares of its common stock have been reserved for issuance, and a "1994 Plan", under which 35,000 shares of its common stock have been reserved for issuance. Under both plans, the Company's Board of Directors may grant either incentive stock options with an exercise price of not less than the fair market value of the common stock at the date of grant or non-qualified stock options with an exercise price of not less than 85% of the fair market value of the common stock at the date of grant. The Board of Directors shall determine the period of each option and the time or times at which options may be exercised and any restrictions on the transfer of stock issued upon exercise of any options. Both plans also provide for certain automatic grants to each non-employee director at a price of 100% of fair market value of the common stock at the time of grant. Options generally vest over a period of six months and are exercisable over a period of five years.

The following table summarizes all stock option activity for options granted under the 1992 Plan and the 1994 Plan, and for non-plan options, during the years ended December 31, 1998 and 1997:

                                           Number of          Option Price
                                             Shares                Range
                                           ---------         --------------
Outstanding at December 31, 1996             181,525         $4.30 - $68.75
Options granted                              175,000              4.06
Options exercised                               (715)         4.30 -  6.00
Options expired or canceled                  (40,460)         4.30 - 23.80
                                            --------         ----------------
Outstanding at December 31, 1997             315,350          4.06 - 68.75
Options granted                                    -               -
Options exercised                                  -               -
Options expired or canceled                 (114,900)         6.00 - 68.75
                                            ========         --------------
Outstanding at December 31, 1998             200,450         $4.06 - $26.25
                                            ========         ==============

Statement of Financial Accounting Standards No. 123
The Company has adopted the disclosure provisions of Financial Accounting Standards Board Statement No. 123 ("SFAS 123") which defines a fair value based method of accounting for employee stock options and similar equity instruments and encourages all entities to adopt that method of accounting for all employee stock-based compensation plans. However, SFAS 123 also allows an entity to continue to measure compensation cost for such plans using the method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"). Entities electing to remain with the accounting as prescribed by APB 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS 123 had been adopted.

The Company has elected to account for its stock-based compensation plans using APB 25. The Company has computed, for pro forma disclosure purposes, the value of options granted during fiscal year 1997 using the Black-Scholes pricing model. No options were granted in 1998.

The following weighted average assumptions were used in the computations for the year ended December 31, 1997:

                                             1997
                                             ----
Expected dividend yield                         0%
Expected stock price volatility               203%
Risk-free interest rate                         6%
Expected life of options - years             five

The total value of options granted during 1997 was $805,000, which vested upon grant. The weighted average fair value of options granted during 1997 was $4.60.

If the Company had accounted for its stock-based compensation plans in accordance with SFAS 123, the Company's net loss and net loss per share would have approximated the pro forma amounts show below:

                                                                1998             1997
                                                             -----------     ----------
Net loss available to common  stockholders as reported       $(5,982,322)    $(6,612,212)
Net loss available to common stockholders pro forma           (5,982,322)     (7,017,212)
Loss per share as reported                                         (1.50)          (2.66)
Loss per share pro forma                                           (1.50)          (2.82)

The effect of applying SFAS 123 in this pro forma disclosure is not indicative of future results. SFAS 123 does not apply to awards prior to January 1, 1995.

The following table summarizes the information about stock options outstanding at December 31, 1998:

                        Options Outstanding                                    Options Exercisable
---------------------------------------------------------------------    --------------------------------
                                           Weighted        Weighted                          Weighted
                                           Average         Average                           Average
     Range of             Number          Remaining        Exercise         Number          Exercise
  Exercise Prices     Outstanding at     Contractual        Price       Exercisable at        Price
     Per Share         Dec. 31, 1998    Life (months)     Per Share     Dec. 31, 1998       Per Share
     ---------         -------------    -------------     ---------     -------------       ---------
   $4.06 - $6.00          180,100           104.1           $ 4.12         180,100           $ 4.12
      $13.75               15,000             5.5           $13.75          15,000           $13.75
  $21.88 - $26.25           5,350             3.8           $23.45           5,350           $23.45
                          -------                                          -------
                          200,450                                          200,450
                          =======                                          =======

The following table summarizes the information about warrants outstanding at December 31, 1998:

                                           Number of         Warrant Price
                                           Warrants              Range
                                           ---------         --------------
Outstanding at December 31, 1996             153,000         $1.00 - $1.25
Warrants granted                              41,722          0.50 - 1.34
                                            --------         --------------
Outstanding at December 31, 1997             194,722          0.50 - 1.34
Warrants granted                             100,000             3.375
Warrants cancelled                          (147,000)         1.00 - 1.25
                                            --------         --------------
Outstanding at December 31, 1998             147,722         $0.50 - $3.375
                                            ========         ==============

Of the above warrants, 60,000 are exercisable at 50% of the Nasdaq closing bid price of the day before exercise.

9. INCOME TAXES

The Company is in a net deferred tax asset position and has generated net operating losses to date. Accordingly, no provision for or benefit from income taxes has been recorded in the accompanying statements of operations. The Company will continue to provide a valuation allowance for its deferred tax assets until it becomes more likely than not, in management's assessment, that the Company's deferred tax assets will be realized.

The Company has a net operating loss carryforward of approximately $24 million which is available to offset future taxable income, if any, expiring through the year 2017. The Internal Revenue Code rules under Section 382 could significantly limit the future use of these losses based on ownership changes and the value of the Company's stock.

10. LONG-TERM DEBT

The Company has a note payable to a bank which bears interest at 6.94% per annum and is payable in equal annual installments over 60 months. At December 31, 1998, the note was secured by a time deposit in the amount of $59,240. The note was paid by the Company in January 1999, using the time deposit.

11. OPERATING LEASES

The Company leases its offices and laboratory spaces, under operating leases with initial terms of three to seven years. Future minimum lease payments by year and in the aggregate, under noncancelable operating leases with initial or remaining lease terms in excess of one year, consisted of the following at December 31, 1998:

      Year Ended
      December 31,
      ------------
      1999                      $170,819
      2000                       170,640
      2001                       166,433
      2002                       121,559
      Thereafter                   7,953
                                --------
                                $637,404
                                ========

Rent expense for the years ended December 31, 1998 and 1997 was $197,942 and $330,920, respectively.

12. SEGMENT AND GEOGRAPHIC INFORMATION

in 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131). SFAS 131 establishes standards for reporting information about operating segments and related disclosures about products and services, geographic areas and major customers. The Company operates exclusively in one segment. Substantially all revenues result from the sale of rapid in-vitro assays, proprietary specimen collection devices and other diagnostic devices. See Note 1 Concentration of Credit Risk.

                                               December 31,
                                      -------------------------------
                                          1998                1997
                                      -----------         -----------
Product sales:
   United States                      $   766,460         $   584,467
   Asia                                         -             453,308
   United Kingdom                         141,497             384,521
                                      ===========         ===========
      Total                           $   907,957         $ 1,422,296
                                      ===========         ===========

Operating loss:
   United States                      $(4,149,777)        $(5,734,653)
   Asia                                  (126,762)           (225,307)
   United Kingdom                        (458,094)           (259,349)
                                      -----------         -----------
      Total                           $(4,734,633)        $(6,219,309)
                                      ===========         ===========

Identifiable assets:
   United States                      $   780,556         $ 1,422,034
   Asia                                    10,730                   -
   United Kingdom                          69,233             217,043
                                      ===========         ===========
      Total                           $   860,519         $ 1,639,077
                                      ===========         ===========

Depreciation and amortization:
   United States                      $   209,348         $   198,728
   Asia                                       195              23,181
   United Kingdom                           4,360               3,697
                                      ===========         ===========
      Total                           $   213,903         $   225,606
                                      ===========         ===========

13. COMMITMENTS AND CONTINGENCIES

In February 1998, Lealos v. Saliva Diagnostic Systems, Inc. was filed in Superior Court in Clark County in the State of Washington by Ronald Lealos, former President and CEO of the Company. The complaint alleged that Mr. Lealos was entitled to certain cash payments and benefits under an employment agreement whereby he would serve as the Company's president, and that the Company's failure to make such payments and grant such benefits constituted anticipatory breach and breach of that contract. The complaint sought damages in excess of $1,000,000. In addition, the complaint alleged that the Company wrongfully rescinded options to purchase 38,500 shares of common stock in breach of a stock option agreement with Mr. Lealos. The Company denied all allegations of the complaint and filed a counterclaim for Mr. Lealos' wrongful conduct seeking damages of approximately $1,500,000. In December 1998, the Company filed a motion for summary judgment on the claims stated in the complaint. The Court granted the motion in February 1999 in favor of the Company. Subsequently, Mr. Lealos has moved to amend the original complaint to allege new grounds for recovery of lost compensation, including quantum meruit. This Court granted this motion in February 1999. A trial based on the amended complaint and the Company's counterclaims is scheduled for October 1999. The Company intends to file a motion to dismiss the amended complaint prior to the trial date. Although management of the Company intends to vigorously defend against the suit, there can be no assurance that the litigation will not be decided adverse to the Company and that such an adverse decision would not have a material adverse effect on the Company.

Immuno chromatography, the principle on which the Company's rapid tests are based is a technology covered by existing patents. The Company has purchased a license from the principal patent holder, Unilever PLC of the U.K., to whom royalty payments are due for all rapid tests sold. To obtain the license, the Company paid approximately $50,000 and will be responsible for royalty fees equal to 5% of the net sales in all territories where the Unilever patent is enforceable. Products covered by the license include those related to HIV, H.pylori, Tuberculosis and Hepatitis A. In 1998, royalties of approximately $26,000 were paid to Unilever PLC.

14. RELATED PARTIES

A member of the Board of Directors is a partner in a law firm which provides legal services to the Company. During 1998 and 1997, the Company incurred $463,650 and $437,863, respectively, in services provided by this law firm.

As of December 31, 1998, the Company owed International Business Consultants, $75,000 (of a total of $180,000 due for 1998) under a management consulting agreement, under which International Business Consultants provides the services of Ken McLachlan, the Company's President and Chief Executive Officer, to the Company. International Business Consultants is a Jersey company in which Ken McLachlan is a principal.

15. Subsequent Events

On March 2, 1999, 500 shares of convertible preferred stock were converted into 1,364,516 shares of common stock, which included 45,951 shares of common stock in lieu of dividends.

Hardy v. Saliva Diagnostic Systems, Inc., Ronald L. Lealos, Eugene Seymour and Richard S. Kalin, was filed in United States District Court, District of Connecticut in August 1994 by Luc Hardy, a former director and officer of the Company. The complaint alleged several causes of action against the Company and individual defendants, including former directors and officers of the Company, including breach of Mr. Hardy's employment agreement with the Company, intentional interference with contract by the individual defendants, slander and deceptive trade practices, all arising from his employment termination by the Company. A judgment was entered against the Company on March 23, 1999 for approximately $1,675,000. Pursuant to a settlement agreement dated March 25, 1999, the Company issued approximately 1,500,000 shares of its common stock and will pay approximately $290,000 in cash over a two-year period to Mr. Hardy. Under the settlement agreement, the Company is obligated to issue additional common shares or cash if the value of the common shares granted and cash issued is less than certain amounts as specified in the settlement agreement (not to exceed $1,675,000). The Company has recorded the maximum guaranteed value under the settlement agreement in the accompanying financial statements. As a part of this settlement, Mr. Hardy has agreed to enter into a two-year consulting agreement pursuant to which Mr. Hardy will provide consulting services to the Company. The settlement agreement provides that Mr. Hardy will file a satisfaction and release of the judgment upon the Company issuing the 1,500,000 shares of common stock, filing a registration statement covering resales of those shares by April 30, 1999 and paying $50,000 to Mr. Hardy by June 24, 1999. On March 29, 1999, Mr. Hardy filed a motion for reconsideration of the Court's rulings that denied double damages on certain damages awarded to Mr. Hardy and denied offer of judgment interest on the prejudgment interest award. The Company is currently awaiting a decision on these motions. There can be no assurance that such motions will not be granted or that the grant of such motions will not have a further material adverse effect on the Company.

In February 1999, a demand for arbitration with the American Arbitration Association was filed by Fremont Novo Sciences, LLC, former distributor of the Company's products in India. The demand alleges that the Company wrongfully terminated and breached the Sub-License Agreement among the Company, SDS Singapore and Fremont. The demand seeks a declaration that the Sub-License Agreement remains in effect and damages in an amount to be determined, including lost profits. In April 1999, the Company filed an answering statement denying Fremont's claims and seeking damages in an amount to be determined for Fremont's breach and non-performance of the Sub-License Agreement and for tortious interference with the Company's business and contracts. Although management of the Company intends to vigorously defend against Fremont's allegations and pursue its claims against Fremont, there can be no assurance that the arbitration will not be decided adverse to the Company and that such an adverse decision would not have a material adverse effect on the Company.

         You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.

                                TABLE OF CONTENTS
                                                                          Page

Prospectus Summary..........................................................  2
Risk Factors................................................................  4
Business....................................................................  8
Management's Discussion and Analysis or Plan of Operation................... 19
Market For Common Equity and Related Stockholder Matters.................... 26
Management.................................................................. 27
Executive Compensation and Other Matters.................................... 29
Security Ownership of Certain Beneficial Owners and Management.............. 32
Selling Shareholder......................................................... 34
Description of Securities................................................... 34
Plan of Distribution........................................................ 35
Lawyers..................................................................... 36
Experts..................................................................... 36
Changes in Accountants...................................................... 36
Indemnification of Directors and Officers................................... 37
Additional Information...................................................... 37
Index to Financial Statements...............................................F-1

         Until July __, 1999 (40 days after the date of the Prospectus), all dealers that buy, sell or trade these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                         SALIVA DIAGNOSTIC SYSTEMS, INC.
                        1,500,000 Shares of Common Stock
                                   Prospectus
                                 June __, 1999

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) arising under Section 174 of the General Corporation Law of Delaware, or
(iv) for any transaction from which the director derived an improper personal benefit.

         The Delaware Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, vote of shareholders or otherwise.

         Article Ten of the Company's Certificate of Incorporation eliminates the personal liability of directors to the fullest extent permitted by Section 145 of the Delaware Corporation Law.

         The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS OR PERSONS CONTROLLING THE COMPANY PURSUANT TO THE FOREGOING PROVISIONS, THE COMPANY HAS BEEN INFORMED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS THEREFORE UNENFORCEABLE.

Item 25. Other Expenses of Issuance and Distribution.

         The expenses in connection with the issuance and distribution of the securities being registered hereby will be borne by the Company and are estimated to be as follows:

Registration Fee................................................  $    183.48
Legal Fees......................................................     7,500.00*
Accounting Fees.................................................     2,500.00*

     Total......................................................    10,183.48*
-----------
* Estimated

Item 26. Recent Sales of Unregistered Securities.

         Except for the sales pursuant to Regulation S, which were made in compliance with Regulation S, the sales of the following securities were made in reliance upon the exemption from the registration provisions of the Securities Act afforded by Section 4(2) thereof and/or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The purchasers of these securities described below acquired them for their own account and not with a view to any distribution thereof to the public. The certificates evidencing the securities bear legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective Registration Statement under the Securities Act, or an exemption from such registration requirements. The Company placed stop transfer instructions with its transfer agent with respect to all such securities.

        In April 1996, the Company issued to Whale Securities Co., L.P. ("Whale") warrants to purchase 100,000 shares of Common Stock for $10.00 per share, in settlement of a dispute between Whale and the Company. All of such warrants have been exercised.

         In May 1996, the Company issued 1,650 shares of Common Stock to each of Jack Wolff and Peter Lange, in full settlement of various claims Messrs. Wolff and Lange had against the Company.

         In March 1997, the Company sold $1,500,000 in principal amount of its 7.5% Convertible Debentures due February 28, 1999 (the "Debentures") to The Tail Wind Fund Ltd. Net cash proceeds to the Company were approximately $1,380,000. As of June 30, 1997, all of the Debentures were converted to a total of 1,764,428 shares of Common Stock. In October and November 1997, the Company issued to the holders of the Debentures an additional 36,364 shares of Common Stock upon exercise of their rights to reset shares under the subscription agreement for the Debentures. In January 1998, the Company issued to such holders an additional 119,885 reset shares of Common Stock.

         In March 1997, the Company issued to Grayson & Associates, Inc. a five-year warrant to purchase 8,955 shares of Common Stock for an exercise price of $13.40 per share in consideration of certain financial consulting services performed on behalf of the Company.

         In June and August 1997, the Company sold to certain investors a total of 408,290 shares of its Common Stock for an aggregate purchase price of $2,260,000. Net cash proceeds to the Company were $2,063,000. The persons to whom the shares were sold are as set forth below.

                                               Number of Shares
Name                                           of Common Stock
----                                           ----------------

Mark Alt                                              10,000
Sterling E. Baker                                     10,000
Linda Bidell                                          20,000
Collin Bingham Trust                                   5,000
Tanner Payne Boyer Trust                               5,000
Brian Brammel                                         10,000
E. Paul Brodsky, CPA, IRA                              2,500
Mary L. Brodsky, IRA                                   2,500
Carol Bruckner                                         7,500
Center for Aids Research and                          10,000
Training, Inc.
The Covette Community Property                        10,000
Trust
David Fitzpatrick                                      5,000
David Freund                                         125,000
Gerald Grayson                                         2,000
Dean Greenberg                                         5,000
Harvey Katzman                                        10,000
Hollywood Pins Co. Pension Plan                       20,000

Alan Lerner                                           20,000
Michael Lipkin                                        10,000
Sandy Linka                                            3,000
Kenneth J. McLachlan                                  20,000
Gary Nathanson                                        10,000
Lisa Neuhof                                            2,500
Jack P. Slovak                                         5,000
Robert A. Slovak                                       5,000
Stanton Law Corporation                                5,000
    Profit Sharing Plan
George L. Stanton                                     10,000
The Tail Wind Fund Ltd.                               41,290
Linda Trester                                          2,000
WCGMG, Inc., DBPP                                     10,000
Jacob Zamstein, MD                                     5,000


         In August 1997, the Company issued to The Tail Wind Fund Ltd. a five-year warrant to purchase 10,000 shares of it Common Stock for an exercise price of $10.00 per share in consideration of certain finder's services performed on behalf of the Company.

         In August 1997, the Company issued to Grayson & Associates two five-year warrants to purchase 16,160 and 3,303 shares of Common Stock for an exercise price of $5.00 and $7.2656 per share, respectively, in consideration of certain financial consulting services performed on behalf of the Company.

         In December 1997, the Company issued to David Freund 103,571 shares of Common Stock upon exercise of his right to additional reset shares under the subscription agreement for his August 1997 private placement investment.

         In January 1998, the Company sold to Biscount Overseas Limited 1,500 shares of its Series 1998-A Convertible Preferred Stock, stated value $1,000 per share, for an aggregate purchase price of $1,500,000. Net cash proceeds to the Company were $1,380,000.

         In April 1998, the Company issued to The Tail Wind Fund Ltd. 149,663 shares of Common Stock upon exercise of its right to additional reset shares under the subscription agreement for its June 1997 purchase of Common Stock.

         In May 1998, the Company sold to Paul Bernstein a total of 156,250 shares of its Common Stock for an aggregate purchase price of $250,000.

         In June 1998, the Company issued to Duke Van Kalken 16,000 shares of its common stock pursuant to a settlement and release agreement between Mr. Van Kalken and the Company. The Company received no cash proceeds.

         In August 1998, the Company entered into a securities purchase agreement, which was amended by a letter agreement in April 1999, pursuant to which Biscount Overseas Limited is obligated to purchase an aggregate 1,500 shares of its Series 1998-B Convertible Preferred Stock (the "1998-B Preferred Stock") over an approximately eight-month period for an aggregate purchase price of $1,500,000. Net proceeds to the Company at the end of that period will total $1,410,000. In August and December 1998, the Company issued and sold a total 1,000 shares of the 1998-B Preferred Stock for an aggregate purchase price of $1,000,000, of which $940,000 represented net proceeds to the Company. In April 1999, the Company issued and sold a total of 212 shares of 1998-B Preferred Stock for an aggregate purchase price and net proceeds to the Company of $200,000.

         In March 1999, the Company issued to Luc Hardy 1,500,000 shares of its common stock pursuant to a settlement agreement between Mr. Hardy and the Company. The Company received no cash proceeds.

         In December 1998, the Company issued to Bisount Overseas Limited 145 shares of 1998-B Preferred Stock in satisfaction of its obligation to pay penalties for delay in effectiveness of the registration statement contemplated by a registration rights agreement entered into between the Company and the Selling Shareholder in connection with the private placement of 1,500 shares of the 1998-B Preferred Stock. The Company received no proceeds from such issuance.

Item 27.  Exhibits.

Exhibit
No.          Description
---          -----------
3.1          Certificate of Incorporation, as amended, incorporated by reference to Exhibits 2.1 through 2.6 of the Company's Registration Statement
             No. 33-46648 filed on Form S-1 (the "Form S-1"); and to Exhibit 2.7 of the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1995
3.2          Certificate of Amendment, dated February 25, 1997, incorporated by reference to Exhibit 2.2 of the Company's Annual Report on Form
             10-KSB for its fiscal year ended December 31, 1996
3.3          Certificate of Amendment, dated November 21, 1997, incorporated by reference to Exhibit 3.3 of the Company's Annual Report on Form
             10-KSB for its fiscal year ended December 31, 1997 (the "1997
             10-KSB")
3.4          Certificate of Amendment, dated July 31, 1998, incorporated by reference to Exhibit 3.4 of the Company's Quarterly Report on Form
             10-QSB for its fiscal quarter ended June 30, 1998 (the "1998
             10-QSB")
3.5          Company's By-laws, as amended, incorporated by reference to Exhibit
             3.4 of 1997 10-KSB
4.1          Specimen of Certificate Representing Common stock, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 33-46648)
4.2          Form of Underwriter's Warrant, incorporated by reference to Exhibit
             4.2 of the Form S-1.
4.3          7.5% Convertible Debenture due February 28, 1999, issued by the
             Company to The Tail Wind Fund, Ltd. on March 11, 1997, incorporated by reference to Exhibit 4 to the Company's Quarterly Report on Form
             10-QSB for its fiscal quarter ended March 31, 1997
4.4          Common Stock Purchase Warrant for 8,995 shares, issued by the
             Company to Grayson & Associates on March 14, 1997, incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form SB-2 (Registration No. 333-26795)
4.5          Letter Agreement dated May 28, 1997 between the Company and The
             Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.9 to the Company's Current Report on Form 8-K dated June 5, 1997 (File
             No. 000-21284) (the "June 1997 8-K")
4.6          Letter Agreement dated June 27, 1997 between the Company and The
             Tail Wind Fund Ltd, incorporated by reference to Exhibit 4.10 to the June 1997 8-K
4.7          Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.2 of the June 1997 8-K
4.8          Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.3 of the June 1997
             8-K.
4.9          Registration Rights Agreement dated as of June 30, 1997 between the
             Company and The Tail Wind Fund Ltd., incorporated by reference to
             Exhibit 4.4 of the June 1997 8-K.
4.10         Form of Registration Rights Agreement dated as of June 30, 1997 between the Company and the investors set forth on Schedule A to the Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and the investors set forth on Schedule
             A thereto, incorporated by reference to Exhibit 4.5 of the June
             1997 8-K.

4.11         Form of Warrant issued to each of Grayson & Associates, Inc. and
             The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.1 of the June 1997 8-K.
4.12         Common Stock Subscription Agreement dated as of August 22, 1997 by and between the Company and David Freund, incorporated by reference to Exhibit 10.5 of Amendment No. 1 to the Company's Registration
             Statement on Form S-3 dated September 26, 1997 (Registration No.
             333-33429) (the "S-3/A").
4.13         Registration Rights Agreement dated as of August 22, 1997 between the Company and David Freund, incorporated by reference to Exhibit
             10.6 of the S-3/A.
4.14         Certificate of Designations, Rights and Preferences of the Series
             1998-A Convertible Preferred Stock, incorporated by reference to
             Exhibit 4.1 of the Company's Current Report on Form 8-K, dated
             January 26, 1998.
4.15         Warrant dated as January 26, 1998 issued to Biscount Overseas
             Limited, incorporated by reference to Exhibit 4.3 of the Company's
             Registration Statement on Form S-3 dated February 26, 1998
             (Registration No. 333-46961) (the "1998 S-3")
4.16         Amended Certificate of Designations, Rights and Preferences of the
             Series 1998-A Convertible Preferred Stock, incorporated by reference to Exhibit 4.14 of the 1998 10-QSB
4.17         Certificate of Designations, Rights and Preferences of the Series
             1998-B Convertible Preferred Stock, incorporated by reference to
             Exhibit 4.16 of the 1998 10-QSB
4.18         Securities Purchase Agreement dated as of January 26, 1998 between the Company and Biscount Overseas Limited, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form
             8-K, dated January 26, 1998 (the "January 8-K")
4.19         Registration Rights Agreement dated as of January 26, 1998 between the Company and Biscount Overseas Limited, incorporated by reference to Exhibit 10.2 of the Company's January 8-K
4.20         Placement Agent Agreement dated as of January 26, 1998 between the
             Company and Aryeh Trading, Inc. incorporated by reference to
             Exhibit 10.3 of the January 8-K
4.21         Amendment to Securities Purchase Agreement dated as of January 26,
             1998, dated as of July 30, 1998 between the Company and Biscount
             Overseas Limited, incorporated by reference to Exhibit 4.22 of the
             Company's Registration Statement on Form SB-2 dated September 2,
             1998 (Registration No. 333-62787) (the "September SB-2")
4.22         Amendment to Registration Rights Agreement dated as of January 26,
             1998, dated as of July 30, 1998 between the Company and Biscount
             Overseas Limited, incorporated by reference to Exhibit 4.23 of the
             September SB-2
4.23         Placement Agent Agreement dated as of July 30, 1998 between the
             Company and Arych Trading Inc., incorporated by reference to
             Exhibit 4.24 of the September SB-2
4.24         Letter Agreement dated December 11, 1998, between the Company and
             Biscount Overseas Limited regarding Series 1998-B Convertible
             Preferred Stock. *
4.25         Letter Agreement dated April 23, 1999, between the Company and
             Biscount Overseas Limited regarding Series 1998-B Convertible
             Preferred Stock, incorporated by reference to the Company's Annual
             Report on Form 10-KSB for its fiscal year ended December 31, 1998
             (the "1998 10-KSB")
5            Opinion of Bryan Cave LLP *
10.1         Consulting Agreement, dated May 20, 1996, between the Company and
             International Business Consultants Limited, incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form
             10-KSB for its fiscal year ended December 31, 1996 (the "1996
             10-KSB"). #
10.2         Employment Agreement, dated August 9, 1994, between the Company and
             David Barnes, incorporated by reference to Exhibit 10.3 to the 1996
             10-KSB. #

10.3 1992 Stock Option Plan, incorporated by reference to Exhibit 10.1 of the Form S-1. #
10.4 1994 Stock Option Plan, incorporated by reference to Exhibit A of the Proxy Statement for the Company's 1994 Annual Meeting. #
10.5 Lease Agreement between the Company and East Ridge Business Park, incorporated by reference to Exhibit 10.14 of the Form S-1.
10.6 Lease Agreement for additional premises between the Company and East Ridge Business Park, incorporated by reference to Exhibit
             10.14 of the Form S-1.
10.7 Amendment, dated June 14, 1996, to Lease Agreement between the Company and East Ridge Business Park, incorporated by reference to
             Exhibit 10.10 to the 1996 10-KSB.
10.8 License Agreement, dated March 22, 1994, between the Company and Orgenics, Ltd., incorporated by reference to Exhibit 10.7 of the 1993 10-KSB.
10.9 License Agreement between Saliva Diagnostic Systems, Inc. and Saliva Diagnostic Systems (Singapore) Pte. Ltd., incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1994 (the "1994 10-KSB")
10.10 Consulting Agreement, dated December 5, 1997, between the Company and International Business Consultants Limited, incorporated by reference to Exhibit 10.16 of the 1997 10-KSB
10.11        Sub-License Agreement by and among Saliva Diagnostic Systems, Pte.
             Ltd., Saliva Diagnostic Systems, Inc., Fremont Novo Sciences, L.L.C. and the Company dated February 21, 1995, incorporated by reference to Exhibit 10.17 of the 1997 10-KSB
10.12 Amendment to Sub-License Agreement, dated March 8, 1995, incorporated by reference to Exhibit 10.18 of the 1997 10-KSB
10.13 Agreement between Unilever PLC and the Company dated December 15, 1997, incorporated by reference to Exhibit 10.19 of the 1997 10-KSB
10.14 Distribution Agreement between Cadila Healthcare, Ltd. and the Company, dated January 18, 1999, incorporated by reference to the 1998 10-KSB.
21 List of Subsidiaries, incorporated by reference to Exhibit 21.1 of the Form S-1
23.1         Consent of Arthur Andersen LLP **
23.2         Consent of Bryan Cave LLP (included in Exhibit 5)
24 Powers of Attorney (included on the signature page to this registration statement)

 * To be filed by amendment
** Filed with this registration statement

Item 28. Undertakings

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

         (i) include any prospectus required by Section 10 (a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

         (iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by Registrant pursuant to Rule 424 (b)(1) or (4) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

         (5) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on April 30, 1999.

                                       SALIVA DIAGNOSTIC SYSTEMS, INC.

                                       By: /s/ Kenneth J. McLachlan
                                           -------------------------------------
                                           Kenneth J. McLachlan
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each of such persons appoints Kenneth
J. McLachlan and Eric F. Stoer or each of them with full power to act without the other, his true and lawful attorneys-in-fact and agents of him and on his behalf and in his name, place and stead, and in any and all capacities, with full and several power of substitution, to sign and file with the proper authorities any and all documents in connection with this registration statement on Form SB-2, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Signature                                   Title                                   Date
         ---------                                   -----                                   ----
/s/ Kenneth J. McLachlan           Director, President, Chief Executive Officer,        April 30, 1999
------------------------------     Chief Financial Officer and Chief
Kenneth J. McLachlan               Accounting Officer


/s/ Eric F. Stoer                  Director                                             April 30, 1999
------------------------------
Eric F. Stoer

/s/ Hans Vauthier                  Director                                             April 30, 1999
------------------------------
Hans Vauthier

/s/ Paul Bernstein                 Director                                             April 30, 1999
------------------------------
Paul Bernstein
                                   Chief Operating Officer and
/s/ Paul D. Slowey                 Vice President of Marketing                          April 30, 1999
------------------------------
Paul D. Slowey

/s/ Stefan Paskell                 Executive Vice President                             April 30, 1999
------------------------------
Stefan Paskell

                                  Exhibit Index

Exhibit
No.          Description
---          -----------
3.1          Certificate of Incorporation, as amended, incorporated by reference to Exhibits 2.1 through 2.6 of the Company's Registration Statement
             No. 33-46648 filed on Form S-1 (the "Form S-1"); and to Exhibit 2.7 of the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1995
3.2          Certificate of Amendment, dated February 25, 1997, incorporated by reference to Exhibit 2.2 of the Company's Annual Report on Form
             10-KSB for its fiscal year ended December 31, 1996
3.3          Certificate of Amendment, dated November 21, 1997, incorporated by reference to Exhibit 3.3 of the Company's Annual Report on Form
             10-KSB for its fiscal year ended December 31, 1997 (the "1997
             10-KSB")
3.4          Certificate of Amendment, dated July 31, 1998, incorporated by reference to Exhibit 3.4 of the Company's Quarterly Report on Form
             10-QSB for its fiscal quarter ended June 30, 1998 (the "1998
             10-QSB")
3.5          Company's By-laws, as amended, incorporated by reference to Exhibit
             3.4 of 1997 10-KSB
4.1          Specimen of Certificate Representing Common stock, incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (Registration No. 33-46648)
4.2          Form of Underwriter's Warrant, incorporated by reference to Exhibit
             4.2 of the Form S-1.
4.3          7.5% Convertible Debenture due February 28, 1999, issued by the
             Company to The Tail Wind Fund, Ltd. on March 11, 1997, incorporated by reference to Exhibit 4 to the Company's Quarterly Report on Form
             10-QSB for its fiscal quarter ended March 31, 1997
4.4          Common Stock Purchase Warrant for 8,995 shares, issued by the
             Company to Grayson & Associates on March 14, 1997, incorporated by reference to Exhibit 4.3 of the Company's Registration Statement on Form SB-2 (Registration No. 333-26795)
4.5          Letter Agreement dated May 28, 1997 between the Company and The
             Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.9 to the Company's Current Report on Form 8-K dated June 5, 1997 (File
             No. 000-21284) (the "June 1997 8-K")
4.6          Letter Agreement dated June 27, 1997 between the Company and The
             Tail Wind Fund Ltd, incorporated by reference to Exhibit 4.10 to the June 1997 8-K
4.7          Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.2 of the June 1997 8-K
4.8          Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and the investors set forth on Schedule A thereto, incorporated by reference to Exhibit 4.3 of the June 1997
             8-K.
4.9          Registration Rights Agreement dated as of June 30, 1997 between the
             Company and The Tail Wind Fund Ltd., incorporated by reference to
             Exhibit 4.4 of the June 1997 8-K.
4.10         Form of Registration Rights Agreement dated as of June 30, 1997 between the Company and the investors set forth on Schedule A to the Common Stock Subscription Agreement dated as of June 30, 1997 by and between the Company and the investors set forth on Schedule
             A thereto, incorporated by reference to Exhibit 4.5 of the June
             1997 8-K.
4.11         Form of Warrant issued to each of Grayson & Associates, Inc. and
             The Tail Wind Fund Ltd., incorporated by reference to Exhibit 4.1 of the June 1997 8-K.
4.12         Common Stock Subscription Agreement dated as of August 22, 1997 by and between the Company and David Freund, incorporated by reference to Exhibit 10.5 of Amendment No. 1 to the Company's Registration
             Statement on Form S-3 dated September 26, 1997 (Registration No.
             333-33429) (the "S-3/A").

4.13         Registration Rights Agreement dated as of August 22, 1997 between the Company and David Freund, incorporated by reference to Exhibit
             10.6 of the S-3/A.
4.14         Certificate of Designations, Rights and Preferences of the Series
             1998-A Convertible Preferred Stock, incorporated by reference to
             Exhibit 4.1 of the Company's Current Report on Form 8-K, dated
             January 26, 1998.
4.15         Warrant dated as January 26, 1998 issued to Biscount Overseas
             Limited, incorporated by reference to Exhibit 4.3 of the Company's
             Registration Statement on Form S-3 dated February 26, 1998
             (Registration No. 333-46961) (the "1998 S-3")
4.16         Amended Certificate of Designations, Rights and Preferences of the
             Series 1998-A Convertible Preferred Stock, incorporated by reference to Exhibit 4.14 of the 1998 10-QSB
4.17         Certificate of Designations, Rights and Preferences of the Series
             1998-B Convertible Preferred Stock, incorporated by reference to
             Exhibit 4.16 of the 1998 10-QSB
4.18         Securities Purchase Agreement dated as of January 26, 1998 between the Company and Biscount Overseas Limited, incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form
             8-K, dated January 26, 1998 (the "January 8-K")
4.19         Registration Rights Agreement dated as of January 26, 1998 between the Company and Biscount Overseas Limited, incorporated by reference to Exhibit 10.2 of the Company's January 8-K
4.20         Placement Agent Agreement dated as of January 26, 1998 between the
             Company and Aryeh Trading, Inc. incorporated by reference to
             Exhibit 10.3 of the January 8-K
4.21         Amendment to Securities Purchase Agreement dated as of January 26,
             1998, dated as of July 30, 1998 between the Company and Biscount
             Overseas Limited, incorporated by reference to Exhibit 4.22 of the
             Company's Registration Statement on Form SB-2 dated September 2,
             1998 (Registration No. 333-62787) (the "September SB-2")
4.22         Amendment to Registration Rights Agreement dated as of January 26,
             1998, dated as of July 30, 1998 between the Company and Biscount
             Overseas Limited, incorporated by reference to Exhibit 4.23 of the
             September SB-2
4.23         Placement Agent Agreement dated as of July 30, 1998 between the
             Company and Arych Trading Inc., incorporated by reference to
             Exhibit 4.24 of the September SB-2
4.24         Letter Agreement dated December 11, 1998, between the Company and
             Biscount Overseas Limited regarding Series 1998-B Convertible
             Preferred Stock. *
4.25         Letter Agreement dated April 23, 1999, between the Company and
             Biscount Overseas Limited regarding Series 1998-B Convertible
             Preferred Stock, incorporated by reference to the Company's Annual
             Report on Form 10-KSB for its fiscal year ended December 31, 1998
             (the "1998 10-KSB")
5            Opinion of Bryan Cave LLP *
10.1         Consulting Agreement, dated May 20, 1996, between the Company and
             International Business Consultants Limited, incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form
             10-KSB for its fiscal year ended December 31, 1996 (the "1996
             10-KSB"). #
10.2         Employment Agreement, dated August 9, 1994, between the Company and
             David Barnes, incorporated by reference to Exhibit 10.3 to the 1996
             10-KSB. #
10.3         1992 Stock Option Plan, incorporated by reference to Exhibit 10.1 of the Form S-1. #
10.4         1994 Stock Option Plan, incorporated by reference to Exhibit A of the Proxy Statement for the Company's 1994 Annual Meeting. #
10.5         Lease Agreement between the Company and East Ridge Business Park, incorporated by reference to Exhibit 10.14 of the Form S-1.
10.6         Lease Agreement for additional premises between the Company and
             East Ridge Business Park, incorporated by reference to Exhibit
             10.14 of the Form S-1.

10.7 Amendment, dated June 14, 1996, to Lease Agreement between the Company and East Ridge Business Park, incorporated by reference to
             Exhibit 10.10 to the 1996 10-KSB.
10.8 License Agreement, dated March 22, 1994, between the Company and Orgenics, Ltd., incorporated by reference to Exhibit 10.7 of the 1993 10-KSB.
10.9 License Agreement between Saliva Diagnostic Systems, Inc. and Saliva Diagnostic Systems (Singapore) Pte. Ltd., incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-KSB for its fiscal year ended December 31, 1994 (the "1994 10-KSB")
10.10 Consulting Agreement, dated December 5, 1997, between the Company and International Business Consultants Limited, incorporated by reference to Exhibit 10.16 of the 1997 10-KSB
10.11        Sub-License Agreement by and among Saliva Diagnostic Systems, Pte.
             Ltd., Saliva Diagnostic Systems, Inc., Fremont Novo Sciences, L.L.C. and the Company dated February 21, 1995, incorporated by reference to Exhibit 10.17 of the 1997 10-KSB
10.12 Amendment to Sub-License Agreement, dated March 8, 1995, incorporated by reference to Exhibit 10.18 of the 1997 10-KSB
10.13 Agreement between Unilever PLC and the Company dated December 15, 1997, incorporated by reference to Exhibit 10.19 of the 1997 10-KSB
10.14 Distribution Agreement between Cadila Healthcare, Ltd. and the Company, dated January 18, 1999, incorporated by reference to the 1998 10-KSB.
21 List of Subsidiaries, incorporated by reference to Exhibit 21.1 of the Form S-1
23.1         Consent of Arthur Andersen LLP **
23.2         Consent of Bryan Cave LLP (included in Exhibit 5)
24 Powers of Attorney (included on the signature page to this registration statement)

 * To be filed by amendment
** Filed with this registration statement